Exhibit 10.1

NexPoint Real Estate Finance Operating Partnership, L.P.

$45,000,000

7.875% Senior Unsecured Notes due 2026

Fully and unconditionally guaranteed by

NexPoint Real Estate Finance, Inc.

________________________

Note Purchase Agreement

________________________

Dated October 10, 2025

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SCHEDULE A	—	Defined Terms

SCHEDULE 1.1	—	Form of Note for 7.875% Senior Unsecured Notes due 2026

SCHEDULE 4.4	—	Legal Opinions

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NexPoint Real Estate Finance Operating Partnership, L.P.

NexPoint Real Estate Finance, Inc.

300 Crescent Court, Suite 700

Dallas, TX 75201

7.875% Senior Unsecured Notes due 2026

October 10, 2025

Bluerock Total Income+ Real Estate Fund

919 Third Ave, 40th Floor

New York, NY 10022

The Ohio State Life Insurance Company

300 Crescent Court, Suite 700

Dallas, Texas 75201

Ladies and Gentlemen:

This Note Purchase Agreement (this “Agreement”) is entered into by NexPoint Real Estate Finance Operating Partnership, L.P., a Delaware limited partnership and the operating partnership subsidiary (the “Operating Partnership”) of NexPoint Real Estate Finance, Inc., a Maryland corporation (the “Company,” and together with the Operating Partnership, the “Transaction Entities”), the Company and the several Purchasers set forth on the signature pages hereto (each a “Purchaser” and collectively, the “Purchasers. The Operating Partnership proposes to issue and sell to the Purchasers $45,000,000 aggregate principal amount of the Operating Partnership’s 7.875% Senior Unsecured Notes due 2026 (the “Initial Notes” and, together with any Additional Notes (as defined below), the “Notes”) on the terms and conditions set forth in this Agreement. The Notes will be fully and unconditionally guaranteed as to payment of the principal thereof and premium, if any, and interest thereon (the “Guarantee,” and together with the Notes, the “Securities”) by the Company. The Company is externally managed and advised by NexPoint Real Estate Advisors VII, L.P., a Delaware limited partnership (the “Manager”).

Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 22.4 shall govern.

SECTION 1.	AUTHORIZATION OF NOTES; INTEREST RATE.

Section 1.1    Authorization of Notes; Additional Notes.

The Operating Partnership agrees to the issue and sale on the First Closing Date (as defined below) the Initial Notes to the Purchasers on the terms set forth in this Agreement. The Operating Partnership may, from time to time, without the consent of, or notice to, the Purchasers issue additional notes with the same terms as the Initial Notes (other than differences in the issue price and interest accrued prior to the issue date of such additional notes) in an unlimited aggregate principal amount (the “Additional Notes”). The Initial Notes and any Additional Notes will rank equally and ratably and would be treated as a single series for all purposes under the Note Documents (as defined below). The Notes shall be in substantially the form set out in Schedule 1.1. The Operating Partnership’s obligations under the Notes shall be fully and unconditionally guaranteed as to payment of the principal thereof and premium, if any, and interest thereon as provided in Section 12. The Notes are not entitled to the benefits of, or subject to, any sinking fund.

Section 1.2    Interest on the Notes. Interest on the Notes will accrue at the rate of 7.875% per annum from and including October 10, 2025 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2026. The interest so payable will be paid to each Holder in whose name a Note is registered at the close of business on the April 1 or October 1 (whether or not a Business Day) immediately preceding the applicable interest payment date. Interest on the Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Section 1.3    Changes in Interest Rate. Following the occurrence and during the continuance of an Event of Default, the Notes shall bear interest at the Default Rate.

SECTION 2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Operating Partnership will issue and sell to each Purchaser and each Purchaser will purchase from the Operating Partnership, at the Closing provided for in Section 3, Notes in the aggregate principal amount specified on such Purchaser’s signature page hereto at the purchase price of 97.5% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser under this Agreement.

SECTION 3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Winston & Strawn LLP, 2121 N. Pearl Street, Suite 900, Dallas, TX 75201, at 10:00 A.M. New York City time, at one or more closings (each individually a “Closing” and, collectively, the “Closing”). The first Closing shall be held on October 10, 2025 (the “First Closing Date”); provided, however, that the First Closing Date may be moved to such other Business Day as may be agreed upon by the Transaction Entities and the Purchasers. Subsequent Closings (each a “Subsequent Closing”) shall be held on a Business Day (a “Subsequent Closing Date”) the Transaction Entities shall designate by notice to each Purchaser not less than five (5) Business Days prior to a Subsequent Closing Date; provided, however, that any Subsequent Closing Date may be moved to such other Business Day as may be agreed upon by the Transaction Entities and the Purchasers (each of the First Closing Date and any Subsequent Closing Date being a “Closing Date”). At each Closing, the Transaction Entities will deliver to each Purchaser the Notes to be purchased by such Purchaser against delivery by such Purchaser to the Operating Partnership of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Operating Partnership as set forth in wire instructions provided by the Transaction Entities. If, at a Closing, the Transaction Entities shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Transaction Entities to tender such Securities or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction.

SECTION 4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser on any Closing Date is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at such Closing Date, of the following conditions:

Section 4.1    Representations and Warranties. The representations and warranties of the Transaction Entities set forth in Section 5 and of the Manager set forth in Section 6 shall be true and correct in all material respects on and as of such Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

Section 4.2    Performance; No Default. Each of the Transaction Entities and the Manager shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at any Closing. Before and after giving effect to the issue and sale of the Securities (and the application of the proceeds thereof), no Default or Event of Default shall have occurred and be continuing.

Section 4.3    Compliance Certificates.

(a)    Officer’s Certificate. Each of the Transaction Entities and the Manager shall each have delivered to such Purchaser an Officer’s Certificate, dated such Closing Date, certifying that the conditions specified in Sections 4.1 and 4.2 have been fulfilled.

(b)    Secretary’s Certificate. Each of the Transaction Entities shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated such Closing Date, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement and the other Note Documents by the Transaction Entities and (ii) each of the Transaction Entities’ organizational documents as then in effect.

(c)    Good Standing Certificates. Each of the Transaction Entities and the Manager shall have delivered to such Purchaser a certificate of good standing, certificate of fact or certificate of existence dated as of a recent date from the Secretary of State of the State of Maryland or the Secretary of State of the State of Delaware, as applicable, and each jurisdiction where the Company’s or the Operating Partnership’s ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(d)    Certified Organizational Documents. Each of the Transaction Entities and the Manager shall have delivered to such Purchaser certified copies of their certificates of formation or other registered organizational documents from the Secretary of State of the State of Maryland or the Secretary of State of the State of Delaware, as applicable.

Section 4.4    Legal Opinions. The Transaction Entities shall have delivered to such Purchaser the opinion of (1) Winston & Strawn LLP, counsel to the Transaction Entities, substantially to the effect set forth in Schedule 4.4(a) hereto, (2) Winston & Strawn LLP, tax counsel to the Transaction Entities, substantially to the effect set forth in Schedule 4.4(b) hereto and (3) Ballard Spahr LLP, Maryland corporate counsel to the Company, substantially to the effect set forth in Schedule 4.4(c) hereto.

Section 4.5    Purchase Permitted By Applicable Law, Etc. On any Closing Date, such Purchaser’s purchase of the Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405 (a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation (based on laws and regulations in effect on the date hereof). If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

Section 4.6    Sale of Other Securities. Contemporaneously with such Closing, the Transaction Entities shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at such Closing as specified on each Purchaser’s signature page to this Agreement.

Section 4.7    Funding Instructions. At least three Business Days prior to such Closing Date, each Purchaser shall have received written instructions from the Company or the Operating Partnership confirming (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

Section 4.8    Changes in Corporate Structure. Neither of the Transaction Entities have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following June 30, 2025 other than pursuant to Section 12.1 hereof.

Section 4.9    Subsequent Closing. In the case of a Subsequent Closing, the transactions contemplated herein with respect to the First Closing shall have been consummated in accordance with the terms and provisions hereof, except to the extent of any failure of such transactions so to have been consummated that was caused by any failure of any Purchaser to perform its obligations hereunder.

Section 4.10    Consents and Amendments. To the extent that any approval or consent is required for the execution and delivery of this Agreement and performance of the transactions contemplated hereunder, the Transaction Entities shall have delivered to the Purchasers evidence of such written approval or consent from any such party whose approval or consent is required.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE TRANSACTION ENTITIES.

Each of the Company and the Operating Partnership, jointly and severally, hereby represents and warrants to each Purchaser on the date hereof, and shall be deemed to represent and warrant to each Purchasers on the First Closing Date and any Subsequent Closing Date, as the case may be, that:

Section 5.1    Organization; Power and Authority. Each of the Transaction Entities and their respective subsidiaries is duly formed or organized and validly existing as a corporation, limited liability company, limited partnership or other organization in good standing under the laws of the jurisdiction of its incorporation, formation or organization with full corporate, limited liability company or limited partnership authority, as applicable, to own, lease and operate its properties and to conduct its business as presently conducted and as described in the SEC Filings and is duly registered and qualified to conduct its business and is in good standing in each jurisdiction or place where the nature of its properties or the conduct of its business requires such registration or qualification, except where the failure to so register or qualify would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.2    Due Authorization, Execution and Delivery.

(a)    The Company’s execution and delivery of this Agreement and each of the other Note Documents to which it is a party and the performance by the Company of its obligations under this Agreement and each of the Note Documents to which it is a party has been duly and validly authorized by the Company, and this Agreement and each of the other Note Documents to which it is a party have been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto or thereto (other than the Operating Partnership), this Agreement and each of the other Note Documents constitute legal, valid and binding obligations of the Company, in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)    The Operating Partnership’s execution and delivery of this Agreement and each of the other Note Documents to which it is a party and the performance by the Operating Partnership of its obligations under this Agreement and each of the other Note Documents to which it is a party has been duly and validly authorized by the Operating Partnership, and, assuming due authorization, execution and delivery by the other parties hereto or thereto (other than the Company), this Agreement and each of the other Note Documents constitute legal, valid and binding obligations of the Operating Partnership, in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforceability of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law.

Section 5.3    Disclosure.

(a)    None of the SEC Filings contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)    No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the SEC Filings has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.

Section 5.4    Financial Statements: Auditors.

(a)    The consolidated financial statements of the Company, together with the related schedules and notes thereto, included in the SEC Filings present fairly in all material respects the financial condition, results of operations, cash flows and changes in financial position of the Company and its subsidiaries (including the Operating Partnership) on the basis stated in the SEC Filings at the respective dates or for the respective periods to which they apply; such financial statements and related schedules and notes thereto have been prepared in conformity with GAAP applied consistently throughout the periods involved, except as disclosed therein; and the other financial and statistical information and data set forth in the SEC Filings is accurately presented in all material respects. There are no other financial statements (historical or pro forma) that are required to be included in the SEC Filings. Neither of the Transaction Entities have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), that are not disclosed in the SEC Filings. All disclosures contained in the SEC Filings, if any, regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply with Regulation G of the Exchange Act and Item 10(e) of Regulation S-K under the Securities Act, to the extent applicable, and present fairly the information shown therein and the Company’s basis for using such measures. The interactive data in eXtensible Business Reporting Language included in the SEC Filings, if any, fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.

(b)    KPMG LLP, who has certified the audited financial statements or reviewed the interim financial statements, as applicable, of the Company included in the SEC Filings, is an independent registered public accounting firm as required by the Securities Act and the applicable rules and regulations adopted by the SEC and the Public Company Accounting Oversight Board (United States).

Section 5.5    Compliance with Laws, Other Instruments, Etc.

(a)    None of the issuance and sale of the Securities by the Transaction Entities, the execution, delivery or performance of the Note Documents and this Agreement by the Transaction Entities, nor the consummation by the Transaction Entities of the transactions contemplated herein or therein (i) requires any consent, approval, authorization or other order of or registration or filing with, any court, regulatory body, administrative agency or other governmental body, agency or official, (ii) conflicts with or will conflict with or constitutes or will constitute a breach of, or a default under, the Company’s Articles of Amendment and Restatement (as amended) or the Company’s Second Amended and Restated Bylaws (as amended) or the certificate of formation or Partnership Agreement of the Operating Partnership, (iii) constitutes or will constitute a breach of, or a default under, any agreement, contract, indenture, lease or other instrument to which either of the Transaction Entities or any of their respective subsidiaries is a party or by which any of its properties may be bound, (iv) violates any statute, law, regulation, ruling, filing, judgment, injunction, order or decree applicable to either of the Transaction Entities or any of their respective subsidiaries or any of their properties, or (v) results in a breach of, or default or Debt Repayment Triggering Event (as defined below) under, or results in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of either of the Transaction Entities or any of their respective subsidiaries pursuant to, or requires the consent of any other party to, any Existing Credit Agreement, except, with respect to clauses (i), (iii), (iv) and (v), such conflicts, breaches, defaults, Liens, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As used herein, a “Debt Repayment Triggering Event” means any event or condition that gives, or with the giving of notice or lapse of time would give, the holder of any note, debenture or other evidence of Indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such Indebtedness by either of the Transaction Entities or any of their respective subsidiaries.

Section 5.6    Litigation; Observance of Agreements; Compliance with Law.

(a)    Except as disclosed in the SEC Filings, (i) there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Transaction Entities, threatened, against or affecting the Transaction Entities that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and the other Note Documents, as applicable, or the performance by the Transaction Entities of their respective obligations hereunder or thereunder and (ii) the aggregate of all pending legal or governmental proceedings to which the Transaction Entities are a party or of which any of their property or assets is the subject, including ordinary routine litigation incidental to the business, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    The operations of the Transaction Entities and their respective subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the USA Patriot Act of 2001, as amended, or the money laundering statutes of all jurisdictions where the Company conducts business (the “Anti-Money Laundering Laws”), the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

(c)    There are no legal or governmental proceedings pending or, to the best knowledge of the Transaction Entities, threatened, against the Transaction Entities or their respective subsidiaries or to which the Transaction Entities or their respective subsidiaries or any of their properties are subject, that are required to be described in the SEC Filings but are not described as required. Except as described in the SEC Filings, there are no actions, suits, inquiries, proceedings or investigations by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the best knowledge of the Transaction Entities, threatened, against or involving the Transaction Entities or their respective subsidiaries, which might individually or in the aggregate reasonably be expected to have a Material Adverse Effect or prevent or adversely affect the transactions contemplated by this Agreement, nor to the knowledge of the Transaction Entities, is there any basis for any such action, suit, inquiry, proceeding or investigation. There are no agreements, contracts, indentures, leases or other instruments that are required to be described in the SEC Filings that are not described therein. All such contracts to which the Transaction Entities or any of their respective subsidiaries is a party have been duly authorized, executed and delivered by the Transaction Entities or the applicable subsidiary, and assuming due authorization, execution and delivery by the other parties thereto, constitute legal, valid and binding agreements of the Transaction Entities or the applicable subsidiary, as applicable, and are enforceable against the Transaction Entities or the applicable subsidiary, as applicable, in accordance with the terms thereof, except as enforceability thereof may be limited by (i) the application of bankruptcy, reorganization, insolvency and other laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought. Neither of the Transaction Entities nor any of their respective subsidiaries have received notice or been made aware that any other party is in breach of or default to either of the Transaction Entities or any of their respective subsidiaries under any of such contracts.

(d)    Neither of the Transaction Entities nor any of their respective subsidiaries nor, to the knowledge of the Transaction Entities, any director, officer, agent, employee or Affiliate of the Transaction Entities or any of their respective subsidiaries has taken any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended (the “Foreign Corrupt Practices Act”), and the rules and regulations thereunder or any similar anti-corruption law (collectively, “Anti-Corruption Laws”), including, without limitation, taking any action in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the Foreign Corrupt Practices Act) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the Anti-Corruption Laws; and the Transaction Entities and their respective subsidiaries and, to the knowledge of the Transaction Entities, its Affiliates have conducted their businesses in compliance in all material respects with the Anti-Corruption Laws and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance in all material respects therewith.

(e)    Neither of the Transaction Entities nor any of their respective subsidiaries nor, to the knowledge of the Transaction Entities, any director, officer, agent, employee or Affiliate of the Transaction Entities or any of their respective subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and the Transaction Entities will not directly or indirectly use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC (a “Sanctioned Person”). In addition, neither of the Transaction Entities nor any of their respective subsidiaries, nor, to the knowledge of the Transaction Entities, any director, officer, agent, employee or Affiliate of the Transaction Entities or any of their respective subsidiaries, is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union or His Majesty’s Treasury (collectively, “Sanctions”), nor are the Transaction Entities nor any of their respective subsidiaries located, organized or resident in a country or territory that is the subject or the target of comprehensive Sanctions, including, without limitation, Cuba, Iran, North Korea, Syria and Crimea (each, “Sanctioned Country”). Neither of the Transaction Entities will, directly or indirectly, use the proceeds of the sale of the Securities, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding or facilitation, is a Sanctioned Person or Sanctioned Country, in each case, in any manner that will result in a violation by any person (including any person participating in the transaction, whether as Purchaser, advisor, investor or otherwise) of Sanctions. Since its inception, neither the Transaction Entities nor any of their respective subsidiaries have knowingly engaged in, or are now knowingly engaged in, any dealings or transactions with any person that at the time of the dealing or transaction is or was a Sanctioned Person or with any Sanctioned Country.

(f)    Except as otherwise disclosed in the SEC Filings, the Transaction Entities and their respective subsidiaries are (i) in compliance with any and all applicable federal, state, local and foreign laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permits, except where such noncompliance with Environmental Laws, failure to receive required permits or failure to comply with the terms and conditions of such permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither of the Transaction Entities nor any of their respective subsidiaries has been named as a “potentially responsible party” under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended. Neither of the Transaction Entities nor any of their respective subsidiaries owns, leases or occupies any property that appears on any list of hazardous sites compiled by any state or local governmental agency. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as otherwise disclosed in the SEC Filings, there are no pending or, to the knowledge of the Transaction Entities, threatened costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for investigation, clean up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(g)    Neither of the Transaction Entities nor any of their respective subsidiaries is (i) in violation of (A) its articles of incorporation or bylaws, or other organizational documents, (B) any federal, state or foreign law, ordinance, administrative or governmental rule or regulation applicable to the Company, the Operating Partnership or any of their subsidiaries, or (C) any decree of any federal, state or foreign court or governmental agency or body having jurisdiction over either of the Transaction Entities or any of their respective subsidiaries, except, in the case of (B) and (C), for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) in default in any material respect in the performance of any obligation, agreement or condition contained in an Existing Credit Agreement, except for such defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and there does not exist any state of facts that constitutes an event of default on the part of either of the Transaction Entities or any of their respective subsidiaries as defined in such documents or that, with notice or lapse of time or both, would constitute such an event of default, except for such events of default which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.7    New York Stock Exchange Compliance. The Company is in material compliance with the rules of the NYSE, including, without limitation, the requirements for continued listing of the Common Stock and Series A Preferred Stock on the NYSE, and there are no actions, suits or proceedings pending or, to the knowledge of the Transaction Entities, threatened or contemplated, and neither of the Transaction Entities has received any notice from the NYSE regarding the revocation of such listing or otherwise regarding the delisting of shares of the Common Stock or Series A Preferred Stock.

Section 5.8    Liabilities. Since the date of the most recent audited financial statements and except as disclosed in SEC Filings, (i) neither of the Transaction Entities nor any of their respective subsidiaries has incurred any liabilities or obligations, indirect, direct or contingent, or entered into any transaction, in each case that is material to the Transaction Entities and their respective subsidiaries, taken as a whole, that is not in the ordinary course of business; (ii) neither of the Transaction Entities nor any of their respective subsidiaries has sustained any material loss or interference with its business or properties from fire, flood, windstorm, pandemics, accident or other calamity, whether or not covered by insurance; (iii) neither of the Transaction Entities is in default under the terms of any class of Capital Stock of either of the Transaction Entities or any outstanding debt obligations of either of the Transaction Entities, (iv) there has not been any material change in the Indebtedness of either of the Transaction Entities (other than in the ordinary course of business) and (v) there has not been any change, or any development or event involving a prospective change that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.9    Capitalization of the Transaction Entities; Prior Issuances.

(a)    All the outstanding shares of Capital Stock of the Company have been, and as of the First Closing Date and any Subsequent Closing Date, as the case may be, will be, duly authorized and validly issued, are fully paid and nonassessable and are free of any preemptive or similar rights, except as set forth in the SEC Filings.

(b)    As of June 30, 2025, 31,139,567 Common OP Units were outstanding, of which 26,101,185 Common OP Units, representing 83.82% of the total outstanding Common OP Units, were owned by the Company, 1,645,000 Series A Preferred Units were outstanding, all of which were owned by the Company and 11,012,369 Series B Preferred units were outstanding, all of which were owned by the Company.

(c)    As of June 30, 2025, 17,721,828 shares of Common Stock of the Company were outstanding, 1,645,000 shares of Series A Preferred Stock of the Company were outstanding and 11,012,369 shares of Series B Preferred Stock of the Company were outstanding.

(d)    All offers and sales of the Company’s or the Operating Partnership’s capital stock and other debt or other securities prior to the date hereof were made in compliance with the registration requirements of the Securities Act or were the subject of an available exemption from the Securities Act and all other applicable state and federal laws or regulations.

(e)    Prior to the date hereof, neither of the Transaction Entities has made any offer or sale of securities, which could be “integrated” with the offer and sale of the Securities for purposes of the Securities Act.

Section 5.10    Organization and Ownership of Subsidiaries.

(a)    As of June 30, 2025, the Company owned 83.82% of the outstanding Common OP Units, including 100% of the Class A Common OP Units, and all of the outstanding Series A Preferred Units and Series B Preferred Units in the Operating Partnership. All of the issued and outstanding OP Units have been duly authorized for issuance by the Operating Partnership and the General Partner and validly issued. The terms of the OP Units conform in all material respects to the descriptions related thereto in the SEC Filings. Except as disclosed in the SEC Filings: (i) no OP Units are reserved for any purpose, (ii) there are no outstanding securities convertible into or exchangeable for any OP Units and (iii) there are no outstanding options, rights (preemptive or otherwise) or warrants to purchase or subscribe for OP Units or any other securities of the Operating Partnership. Any prior offers and sales of the OP Units described in the SEC Filings have been offered and sold in transactions exempt from the registration requirements of the Securities Act, the applicable rules and regulations of the SEC thereunder and applicable state securities, real estate syndication and blue sky laws. None of the OP Units were issued in violation of the preemptive or other similar rights of any holder of OP Units.

(b)    No subsidiary of either of the Transaction Entities is currently prohibited, directly or indirectly, under any agreement or other instrument to which it is a party or is subject, from paying any dividends to either of the Transaction Entities, from making any other distribution on such subsidiary’s Capital Stock or similar ownership interest, from repaying to either of the Transaction Entities any loans or advances to such subsidiary from either of the Transaction Entities or from transferring any of such subsidiary’s properties or assets to either of the Transaction Entities or any of their respective subsidiaries, except under the Loan and Security Agreement, dated as of July 12, 2019, by and between NexPoint WLIF I Borrower, LLC, NexPoint WLIF II Borrower, LLC, and NexPoint WLIF III Borrower, LLC, as borrowers, and Federal Home Loan Mortgage Corporation as lender, under the Loan and Security Agreement, dated as of October 20, 2020, by and between NREF Mezz I Borrower, LLC, as borrower, and Home Loan Mortgage Corporation, as lender (collectively, the “Freddie Mac Credit Facilities”) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.11    Taxes.

(a)    Commencing with its taxable year ending December 31, 2020, the Company has been organized and operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) under the Code, and its planned method of operation will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. All statements regarding the Company’s qualification and taxation as a REIT and descriptions of the Transaction Entities’ organization and method of operation set forth in the SEC Filings are true, complete and correct in all material respects.

(b)    Each of the Transaction Entities and their respective subsidiaries have filed, or are within legal extension periods with respect to, all tax returns required to be filed (other than certain state, local or foreign tax returns, as to which the failure to file, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), which filed returns are complete and correct in all material respects, and neither of the Transaction Entities nor any of their respective subsidiaries is in default in the payment of any taxes that were payable pursuant to said returns or any assessments with respect thereto. Except as disclosed in the SEC Filings, all tax deficiencies asserted as a result of any federal, state, local or foreign tax audits have been paid or finally settled and no issue has been raised in any such audit that, by application of the same or similar principles, reasonably could be expected to result in a proposed deficiency for any other period not so audited. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any federal, state, local or foreign tax return for any period.

Section 5.12    Affiliate Transactions. Except as set forth in the SEC Filings, there are no transactions with “affiliates” (as defined in Rule 405 under the Securities Act) or any officer, director or security holder of either of the Transaction Entities (whether or not an affiliate) that are required by the Exchange Act to be disclosed in the SEC Filings. Additionally, no relationship, direct or indirect, exists between either of the Transaction Entities or any of their respective subsidiaries on the one hand, and the directors, officers, stockholders, borrowers, customers or suppliers of either of the Transaction Entities or any of their respective subsidiaries on the other hand that is required by the Exchange Act to be disclosed in the SEC Filings that is not so disclosed.

Section 5.13    Title to Property.

(a)    Each of the Transaction Entities and their respective subsidiaries has good and valid title to all property (real and personal) described in the SEC Filings as being owned by it, free and clear of all Liens, claims, security interests or other encumbrances except (i) such as are described in the SEC Filings or (ii) such as would not, individually or in the aggregate, be materially burdensome to the use of the property or the conduct of the business of the Transaction Entities or would reasonably be expected to have a Material Adverse Effect. All property (real and personal) held under lease by Transaction Entities and their respective subsidiaries is held by it under valid, subsisting and enforceable leases with only such exceptions as would not, individually or in the aggregate, be materially burdensome to the use of the property or the conduct of the business of the Transaction Entities or reasonably be expected to have a Material Adverse Effect.

(b)    Each of the Transaction Entities and their respective subsidiaries have good and marketable title to, or have valid rights to lease or otherwise use, all items of personal property that are material to the respective businesses of the Transaction Entities and their respective subsidiaries, in each case free and clear of all Liens, encumbrances, claims and defects and imperfections of title except those that (i) do not materially interfere with the use made and proposed to be made of such property by the Company and its subsidiaries or (ii) could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

Section 5.14    Intellectual Property. Each of the Transaction Entities and their respective subsidiaries owns or has the valid right, title and interest in and to, or has valid licenses to use, each material trade name, trade and service marks, trade and service mark registrations, patent, patent applications copyright, licenses, inventions, technology, know-how, approval, trade secret and other similar rights (collectively “Intellectual Property”) necessary for the conduct of the business of the Transaction Entities or their respective subsidiaries as now conducted, except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither of the Transaction Entities have created any Lien or encumbrance on, or granted any right or license with respect to, any such Intellectual Property except where the failure to own or obtain such licenses or rights to use any such Intellectual Property would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no claim pending against either of Transaction Entities or any of their respective subsidiaries with respect to any Intellectual Property and neither of the Transaction Entities nor any of their subsidiaries has received notice or otherwise become aware that any Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party. None of the Company, the Operating Partnership or any of their subsidiaries has become aware that any material Intellectual Property that it uses or has used in the conduct of its business infringes upon or conflicts with the rights of any third party.

Section 5.15    Controls.

(a)    The Company maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) that complies with the requirements of the Exchange Act and has been designed by, or under the supervision of, their respective principal executive and principal financial officers, or persons performing similar functions, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and is sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorizations and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Filings, neither of the Transaction Entities is aware of any material weakness in the Company’s internal control over financial reporting (whether or not remediated), it being understood that the Company is not required as of the date hereof to comply with the auditor attestation requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and all rules and regulations of the SEC promulgated thereunder (the “Sarbanes-Oxley Act”). Except as disclosed in the SEC Filings, since December 31, 2024, there have been no changes in the Company’s internal control over financial reporting that has materially affected or is reasonably likely to affect the Company’s internal control over financial reporting.

(b)    The Company maintains an effective system of “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that complies with the requirements of the Exchange Act and that has been designed to provide reasonable assurances that information required to be disclosed by the Company in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, including controls and procedures designed to ensure that such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company and its subsidiaries have carried out evaluations of the effectiveness of their disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

Section 5.16    Sarbanes-Oxley Compliance. There is and has been no failure on the part of the Company or any of the Company’s directors or officers, in their capacities as such, to comply with any provision of the Sarbanes-Oxley Act applicable to the Company, including Section 402 related to loans and Sections 302 and 906 related to certifications.

Section 5.17    ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (A) the Transaction Entities and their respective subsidiaries and any “employee benefit plan” (as defined in Section 3(3) of ERISA) established or maintained by the Transaction Entities and their respective subsidiaries are in compliance in all material respects with ERISA and all other applicable state and federal laws; (B) no “reportable event” (as defined in Section 4043(c) of ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Transaction Entities and their respective subsidiaries; (C) no “employee benefit plan” established or maintained by the Transaction Entities and their respective subsidiaries, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined in Section 4001(a)(18) of ERISA); (D) neither of the Transaction Entities nor any of their respective subsidiaries has incurred or reasonably expects to incur any liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code; and (E) each “employee benefit plan” established or maintained by the Transaction Entities and their respective subsidiaries that is intended to be qualified under Section 401(a) of the Code is so qualified and, to the knowledge of the Transaction Entities, nothing has occurred, whether by action or failure to act, that would cause the loss of such qualification.

Section 5.18    Insurance. The Company has directors’ and officers’ insurance, which insurance is in amounts and insures against such losses and risks as are prudent and customary to protect the Company’s directors and officers; and the Company has no reason to believe that it will not be able to renew its existing directors’ and officers’ insurance coverage as and when such coverage expires or to obtain similar coverage at reasonable cost from similar insurers as may be necessary to continue its business. Other than directors’ and officers’ insurance, the Company has no other insurance policies.

Section 5.19    Labor and Employment Matters. No labor problem or dispute with the employees of the Transaction Entities (if any), or any of their respective subsidiaries exists, or, to the knowledge of the Transaction Entities, is threatened or imminent, except for such problems or disputes which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Transaction Entities are not aware that any key employee or significant group of employees of the Transaction Entities (if any) or any of their respective subsidiaries plans to terminate employment with the Transaction Entities or any of their respective subsidiaries, as applicable, which would, individually or in the aggregate, result in a Material Adverse Effect. Neither of the Transaction Entities nor any of their respective subsidiaries has engaged in any unfair labor practice, and except for matters which would not, individually or in the aggregate, result in a Material Adverse Effect, (i) there is (A) no unfair labor practice complaint pending or, to the knowledge of the Transaction Entities, threatened against either of the Transaction Entities, any of their respective subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or, to the knowledge of the Transaction Entities, threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the knowledge of the Transaction Entities, threatened against the Transaction Entities or any of their respective subsidiaries and (C) no union representation dispute currently existing concerning the employees of either of the Transaction Entities (if any) or any of their respective subsidiaries, and (ii) to the knowledge of the Transaction Entities, (A) no union organizing activities are currently taking place concerning the employees of the Transaction Entities (if any) or any of their respective subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees, any applicable wage or hour laws or any provision of ERISA or the rules and regulations promulgated thereunder concerning the employees of the Transaction Entities (if any) or any of their respective subsidiaries.

Section 5.20    IT Systems. Each of the Transaction Entities’ and their respective subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are reasonably believed by the Transaction Entities to be adequate in all material respects for, and operate and perform as required in connection with, the operation of the business of the Transaction Entities and their respective subsidiaries as currently conducted and, to the knowledge of the Transaction Entities, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Transaction Entities and their respective subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with the business of the Transaction Entities and their respective subsidiaries as currently conducted, and, to the knowledge of the Transaction Entities, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same, except for such failures as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Each of the Transaction Entities and their respective subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except for such failures as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.21    Investment Company Act. Neither of the Transaction Entities is, nor, after giving effect to the offer and sale of the Securities and the application of the proceeds thereof will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 5.22    Margin Rules. Neither the issuance, sale and delivery of the Securities nor the application of the proceeds thereof by the Company will violate Regulation T, U or X of the Board of Governors of the Federal Reserve System or any other regulation of such Board of Governors.

Section 5.23    Finder’s Fees. Neither of the Transaction Entities nor any of their respective subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement and that certain letter agreement, dated as of September 2, 2020 disclosed to the Purchasers prior to the date hereof) that would give rise to a valid claim against either of the Transaction Entities or any of their respective subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the offer and sale of the Securities.

Section 5.24    Private Offering by the Transaction Entities. Neither of the Transaction Entities nor anyone acting on their behalf has offered the Securities or any similar securities for sale to, or solicited any offer to buy the Securities or any similar securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers, each of which has been offered the Securities in a private sale for investment. Neither of the Transaction Entities nor anyone acting on their behalf has taken, or will take, any action that would subject the issuance or sale of the Securities to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction. Neither of the Transaction Entities, nor their respective directors, officers, promoters, general or limited partners (in regard to the Operating Partnership), or Affiliates are a “Bad Actor” as defined in Rule 506 of Regulation D.

Any certificate signed by any officer or any authorized representative of either of the Transaction Entities and delivered to the Purchasers shall be deemed a representation and warranty by the Transaction Entities, as the case may be, to the Purchasers as to the matters covered thereby as of the date or dates indicated on such certificate.

SECTION 6.	REPRESENTATIONS AND WARRANTIES OF THE MANAGER.

The Manager hereby represents and warrants to each Purchaser on the date hereof, and shall be deemed to represent and warrant to each Purchaser on the First Closing Date and any Subsequent Closing Date, as the case may be, that:

Section 6.1    Organization; Power and Authority. The Manager has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Delaware and has the limited partnership power and authority to own, lease and operate its properties and to conduct its business as described in the SEC Filings and to enter into and perform its obligations under this Agreement and the Management Agreement; and the Manager is duly qualified as a foreign limited partnership to transact business and is in good standing in each other jurisdiction in which such qualification is required, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 6.2    Due Authorization, Execution and Delivery. This Agreement has been duly authorized, executed and delivered by the Manager.

Section 6.3    Management Agreement. The Manager’s execution and delivery of the Management Agreement and the performance by the Manager of its obligations under the Management Agreement have been duly and validly authorized by the Manager, and the Management Agreement has been duly executed and delivered by the Manager. The Management Agreement remains in full force and effect and assuming due authorization, execution and delivery by the other parties thereto, constitutes a valid and legally binding agreement of the Manager, enforceable against the Manager in accordance with its terms, except to the extent enforceability may be limited by (i) the application of bankruptcy, reorganization, insolvency and other laws affecting creditors’ rights generally and (ii) equitable principles being applied at the discretion of a court before which any proceeding may be brought, except as rights to indemnity and contribution hereunder may be limited by federal or state securities laws. Other than as disclosed in the SEC Filings, the Management Agreement has not been modified or amended.

Section 6.4    Disclosure. The information regarding the Manager set forth in the SEC Filings is true and correct in all material respects.

Section 6.5    Ownership of Manager. The limited partnership interests of the Manager are owned by NexPoint Advisors, L.P., free and clear of any Lien, charge, encumbrance, security interest, restriction on voting or transfer or any other claim of any third party.

Section 6.6    Litigation; Observance of Agreements; Compliance with Law.

(a)    Except as disclosed in the SEC Filings, (i) there is no action, suit, proceeding, inquiry or investigation before or brought by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Manager, threatened, against the Manager that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, or that would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated in this Agreement and the other Note Documents, as applicable, or the performance by the Manager of its obligations hereunder or thereunder; and (ii) the aggregate of all pending legal or governmental proceedings to which the Manager is a party or of which any of its property or assets is the subject, including ordinary routine litigation incidental to the business, would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(b)    The Manager is not (i) in violation of its organizational documents or (ii) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any agreements to which it is bound, or which any of its property or assets is subject, except, in the case of (ii) above, for such defaults that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and the execution, delivery and performance of this Agreement and compliance by the Manager with its obligations hereunder have been duly authorized by all necessary limited partnership action and do not and will not, whether with or without the giving of notice or passage of time or both, conflict with or constitute a breach of, or default or Debt Repayment Triggering Event under, or result in the creation or imposition of any Lien, charge or encumbrance upon any property or assets of the Manager pursuant to any agreement to which it is bound or to which any of its property or assets is subject (except for such conflicts, breaches, defaults or Debt Repayment Triggering Event or Liens, charges or encumbrances that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect), nor will such action result in any violation of the provisions of the limited partnership agreement or other organizational documents of the Manager or any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, government instrumentality or court, domestic or foreign, having jurisdiction over the Manager or any of its assets, properties or operations.

(c)    Neither the Manager nor any partner, officer, or employee of the Manager nor, to the knowledge of the Manager, any agent, Affiliate or other person associated with or acting on behalf of the Manager has taken any action directly or indirectly that would result in a violation of the Anti-Corruption Laws. The Manager has instituted, maintains and enforces, and will continue to maintain and enforce, policies and procedures designed to promote and achieve compliance with the Anti-Corruption Laws.

(d)    The operations of the Manager are and have been conducted at all times in compliance in all material respects with applicable Anti-Money Laundering Laws.

Section 6.7    Absence of Further Requirements. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or Governmental Authority or agency is necessary or required for the performance by the Manager of its obligations hereunder, in connection with the consummation of the transactions contemplated by this Agreement and the other Note Documents, as applicable, except such as have been already obtained or as may be required under the Securities Act or state securities laws.

Section 6.8    Employment; Noncompetition; Nondisclosure. The Manager is not aware that any key employee or significant group of employees of the Manager that plan to terminate employment with the Manager, which would, individually or in the aggregate, result in a Material Adverse Effect. Neither the Manager nor, to the knowledge of the Manager, any executive officer or key employee of the Manager, is subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreement that would be violated by the present or proposed business activities of the Manager as described in the SEC Filings, unless a waiver in writing has been obtained.

Section 6.9    Controls. The Manager operates a system of internal controls sufficient to provide reasonable assurance that (A) transactions that may be effectuated by it on behalf of the Transaction Entities pursuant to its duties set forth in the Management Agreement will be executed in accordance with management’s general or specific authorization and (B) access to the Transaction Entities’ assets is permitted only in accordance with management’s general or specific authorization.

Section 6.10    Investment Advisers Act. The duties of the Manager set forth in the Management Agreement and disclosed in the SEC Filings are not prohibited by the Investment Advisers Act of 1940, as amended, or the rules and regulations thereunder.

Section 6.11    IT Systems. The Manager’s IT Systems are reasonably believed by the Manager to be adequate in all material respects for, and operate and perform as required in connection with, the operation of the business of the Manager as currently conducted and, to the knowledge of the Manager, are free and clear of all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Manager has implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and Personal Data used in connection with the business of the Manager as currently conducted, and, to the knowledge of the Manager, there have been no breaches, violations, outages or unauthorized uses of or accesses to same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same, except for such failures as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. The Manager is presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification, except for such failures as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Any certificate signed by any officer or any authorized representative of the Manager and delivered to the Purchasers or to counsel for the Purchasers shall be deemed a representation and warranty by the Manager to the Purchasers as to the matters covered thereby as of the date or dates indicated on such certificate.

SECTION 7.	REPRESENTATIONS OF THE PURCHASERS.

Each Purchaser, severally and not jointly, hereby represents and warrants to the Transaction Entities and the Manager on the date hereof, and shall be deemed to represent and warrant to the Transaction Entities and the Manager on the First Closing Date and any Subsequent Closing Date, as the case may be, that:

Section 7.1    Purchase for Investment. Each Purchaser is purchasing the Securities for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof. Each Purchaser understands that (i) the offer and sale of the Securities have not been registered under the Securities Act and such Securities may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and (ii) neither of the Transaction Entities is required to register the resale of the Securities.

Section 7.2    Investment Experience; Access to Information. Each Purchaser (a) is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act, (b) either alone or together with its representatives has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of this investment and make an informed decision to so invest, and has so evaluated the risks and merits of such investment, (c) has the ability to bear the economic risks of this investment and can afford a complete loss of such investment, (d) understands the terms of and risks associated with the purchase of the Securities, including, without limitation, a lack of liquidity, pricing availability and risks associated with the industry in which the Transaction Entities operate, (e) has had the opportunity to review the business and financial condition of the Transaction Entities as such Purchaser has determined to be necessary in connection with the purchase of the Securities, (f) has had an opportunity to ask such questions and make such inquiries concerning the Transaction Entities and the Manager, their respective businesses and their respective financial condition as such Purchaser has deemed appropriate in connection with such purchase and to receive satisfactory answers to such questions and inquiries and (g) would not disqualify the Transaction Entities’ reliance on Rule 506 of Regulation D as a result of the Purchaser being a “Bad Actor” as defined in Rule 506 of Regulation D.

Section 7.3    Restrictive Legend on Notes. Purchaser understands and agrees that the Notes will bear the following legend:

THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

Section 7.4    Authorization. Each Purchaser has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by such Purchaser, and, assuming due authorization, execution and delivery by the other parties hereto will constitute a valid and legally binding obligation of such Purchaser, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

Each Purchaser acknowledges that the Transaction Entities and others will rely upon the truth and accuracy of the above acknowledgments, representations and agreements. Each Purchaser agrees that if any of the above acknowledgments, representations or agreements each Purchaser is making under this Agreement is no longer accurate, the Purchaser will promptly notify the Transaction Entities.

SECTION 8.	INFORMATION AS TO TRANSACTION ENTITIES

Section 8.1    Financial and Business Information. Subject to Sections 8.1(c) and 8.3, the Transaction Entities shall deliver to each Purchaser (other than a Competitor):

(a)    Quarterly Statements. Within 45 days after the end of each quarterly fiscal period in each fiscal year of the Transaction Entities (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,

(i)    a consolidated balance sheet of the Company and its subsidiaries (including the Operating Partnership) as of the end of such quarter, and

(ii)    consolidated statements of operations, changes in net assets and cash flows of the Company and its subsidiaries (including the Operating Partnership), for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth, in each case in comparative form, the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments;

(b)    Annual Statements. Within 90 days after the end of each fiscal year of the Transaction Entities, duplicate copies of,

(i)    a consolidated balance sheet of the Company and its subsidiaries (including the Operating Partnership) as of the end of such year, and

(ii)    consolidated statements of operations, changes in net assets and cash flows of the Company and its subsidiaries (including the Operating Partnership) for such year, setting forth, in each case in comparative form, the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent public accountants (without a “going concern” or similar qualification or exception), which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances.

(c)    SEC Filings. Notwithstanding anything to the contrary in Sections 8.1(a) and (b) above, the Company shall not be required to provide quarterly and annual statements to each Purchaser of a Note in accordance with Sections 8.1(a) and (b) to the extent that the Company has filed with the SEC any Quarterly Report on Form 10-Q or Annual Report on Form 10-K for the relevant fiscal period within the time periods set forth in Sections 8.1(a) and (b) above.

(d)    Notice of Default or Event of Default. Promptly, and in any event within five Business Days after a Responsible Officer becomes aware of the existence of any Default or Event of Default, the Transaction Entities shall provide the Purchasers a written notice specifying the nature and period of existence thereof and what action the Transaction Entities are taking or propose to take with respect thereto;

(e)    Notice of Material Adverse Effect. The Transaction Entities shall provide the Purchasers promptly, and in any event within 30 days after a Responsible Officer has received a written notice of any breach or non-performance of, or any default under, an Existing Credit Agreement of the Transaction Entities that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(f)    Information from Purchasers. Upon request by the Transaction Entities, a Purchaser shall provide information to the Transaction Entities as reasonably requested by the Transaction Entities to allow the Transaction Entities to determine such Purchaser is not a Competitor. If the Transaction Entities make such request in good faith and acts reasonably in furtherance of the foregoing and such Purchaser does not provide adequate information to the Transaction Entities for the Transaction Entities to make a determination, the Transaction Entities shall be entitled to treat such Purchaser as a Competitor.

Section 8.2    Officer’s Certificate.

(a)    Each set of financial statements delivered to a Purchaser pursuant to Sections 8.1(a) or (b) shall be accompanied by an Officer’s Certificate as provided in this Section 8.2; provided, however, that if the Transaction Entities are not required to deliver to Purchasers the financial statements pursuant to Sections 8.1(a) or (b) as a result of their compliance with Section 8.1(c), the Transaction Entities shall nonetheless deliver to Purchasers an Officer’s Certificate in accordance with this Section 8.2 within the time periods set forth in Sections 8.1(a) or (b), as applicable.

(b)    Covenant Compliance. The Officer’s Certificate shall certify that the Transaction Entities are in compliance with the financial covenants of Section 12.2 and shall set forth the information from such financial statements that is required in order to establish whether the Transaction Entities were in compliance with the requirements of Section 12.2 during the quarterly or annual period covered by the financial statements then being furnished (or deemed to have been furnished in accordance with Section 8.1(c)) (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and, to the extent that Section 12.2 sets forth any maximum or minimum amount, ratio or percentage applicable to the Transaction Entities, the calculation of the amount, ratio or percentage, as the case may be, then in existence.

(c)    Event of Default. The Officer’s Certificate shall certify that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Transaction Entities and their respective subsidiaries from the beginning of the quarterly or annual period covered by the financial statements then being furnished (or deemed to have been furnished in accordance with Section 8.1(c)) to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Transaction Entities shall have taken or propose to take with respect thereto.

Section 8.3    Electronic Delivery. Financial statements, opinions of independent certified public accountants, notices, other information and Officer’s Certificates, as applicable, that are required to be delivered by the Transaction Entities pursuant to Section 8.1(a), Section 8.1(b) and Section 8.2 shall be deemed to have been delivered if such financial statements satisfying the requirements of Sections 8.1(a) or (b) and related Officer’s Certificate, as applicable, satisfying the requirements of Section 8.2 are delivered to each Purchaser by e-mail at the e-mail address set forth in such Purchaser’s signature page hereto or as communicated from time to time in a separate writing delivered to the Transaction Entities. The Transaction Entities will be deemed to have delivered the Officer’s Certificate when e-mailed to a Purchaser’s email address listed on such Purchaser’s signature page hereto or as otherwise communicated from time to time to the Transaction Entities. In no event will the Transaction Entities be liable if such e-mail address is invalid or inoperable.

SECTION 9.	OPTIONAL REDEMPTION; PURCHASE OF NOTES

Section 9.1    Optional Redemption.

(a)    At any time prior to the Maturity Date, the Notes will be redeemable in whole or in part, at the option of the Operating Partnership, at any time or from time to time, at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.

(b)    The Operating Partnership will deliver to each Holder written notice (with e-mail being sufficient) of each optional redemption under this Section 9 (each, an “Optional Redemption Notice”) not less than ten (10) days nor more than 60 days prior to the date fixed for such redemption. Each Optional Redemption Notice shall specify such date of the proposed redemption (which shall be a Business Day) (the “Optional Redemption Date”), the aggregate principal amount of the Notes to be redeemed on such date, the principal amount of each Note held by such Holder to be redeemed (determined in accordance with Section 9.2), the interest to be paid on the Optional Redemption Date with respect to such principal amount of Notes being redeemed, and any conditions precedent to such redemption (as provided in Section 9.1(d)).

(c)    If an Optional Redemption Date is on or after a Record Date and on or before the related interest payment date, any accrued and unpaid interest will be paid to the Holder in whose name the Note is registered at the close of business on such Record Date. Unless the Transaction Entities default in the payment of the redemption price or any applicable conditions are not satisfied, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Optional Redemption Date.

(d)    Any redemption may, at the Operating Partnership’s discretion, be subject to one or more conditions precedent, which shall be set forth in the related Optional Redemption Notice, including, but not limited to, completion of a securities offering or other transaction or event. In addition, if such redemption is subject to satisfaction of one or more conditions precedent, such Optional Redemption Notice shall describe each such condition and, if applicable, shall state that, in the Operating Partnership’s discretion, the applicable Optional Redemption Date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the applicable Optional Redemption Date, or by the applicable Optional Redemption Date as so delayed. If any such condition precedent has not been satisfied, the Operating Partnership shall provide written notice to the Holders prior to the close of business on the day prior to the Optional Redemption Date. Upon receipt of such notice by the Holders, the Optional Redemption Notice shall be rescinded or delayed, and the redemption of the Notes shall be rescinded or delayed as provided in such notice.

(e)    Except as provided in Section 11.6, neither of the Transaction Entities is required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Section 9.2    Selection and Notice. If less than all of the Notes are to be redeemed at any time, the Operating Partnership will select Notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements. If any Note is to be redeemed in part only, the Optional Redemption Notice that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption, subject to the satisfaction of any applicable conditions set forth in the Optional Redemption Notice. On and after the Optional Redemption Date, interest will cease to accrue on the Notes or portions of the Notes (unless the Transaction Entities default in the payment of the applicable redemption payment) called for redemption. No Notes with a principal amount of $1,000 or less can be redeemed in part.

Section 9.3    Purchase of Notes. On any Business Day, the Operating Partnership or its Affiliates (including the Company) may purchase Notes on the open market and, in the case of Notes purchased by the Company, such Notes may be contributed to the Operating Partnership. Upon completion of the purchase of the Notes, the Operating Partnership may cancel the Notes previously authenticated and delivered hereunder and which the Operating Partnership or an Affiliate may have acquired in any manner whatsoever, and all Notes so delivered shall be promptly cancelled. Such cancelled Notes shall not be reissued and upon cancellation shall not be considered outstanding for purposes of calculating the covenants set forth in Section 12.2. No provision of this Agreement that relates to redemption procedures, penalties, fees or any other related matters shall be applicable to any Notes cancelled pursuant to and in accordance with this Section 9.3.

Section 9.4    Satisfaction and Discharge. The Agreement shall be discharged and shall cease to be of further effect as to all Securities issued hereunder when:

(a)    Either:

(i)    all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes repaid to the Operating Partnership or discharged have been delivered to the Operating Partnership for cancellation; or

(ii)    all Notes that have not been delivered for cancellation have become due and payable by reason of an Optional Redemption Notice and the Operating Partnership have paid to the Holder, an amount that will be sufficient to pay and discharge the entire Indebtedness on the Notes not delivered for cancellation for principal of and interest on the Notes to the Maturity Date or the Optional Redemption Date, as applicable.

(b)    In respect of subclause (ii) of clause (a) of this Section 9.4, no Event of Default has occurred and is continuing on the date of the repayment (other than an Event of Default resulting from the borrowing of funds to be applied to such repayment of Notes and any similar repayment relating to other Indebtedness and, in each case, the granting of Liens to secure such borrowings).

(c)    The Operating Partnership has paid or caused to be paid all sums payable by it under the Agreement.

SECTION 10.	OPTIONAL EXTENSION.

(a)    Optional Extension. The Operating Partnership shall have the right and option, in its sole discretion, to extend the Maturity Date by six-months on up to two occasions by delivering written notice (with e-mail being sufficient) to each of the Purchasers no later than 10 days prior to, but not more than 60 days prior to, the then-current Maturity Date, provided that (i) no Default or Event of Default shall have occurred and be continuing on the date the Operating Partnership delivers such notice and (ii) each representation and warranty of the Transaction Entities and the Manager contained in or made pursuant to this Agreement or under any other Note Document shall be true and correct in all material respects as of the date of such extension.

(b)    Extension Fees. Upon each extension of the Maturity Date, the Operating Partnership shall pay to the Purchasers a non-refundable extension fee in an amount equal to 0.25% of the original aggregate principal amount of the Notes, which shall be deemed fully earned and paid.

(c)    Additional Interest Rate. Upon the second extension of the Maturity Date, the interest rate on the Notes shall accrue at an additional 3.00% per annum.

SECTION 11.	AFFIRMATIVE COVENANTS.

The Transaction Entities covenant that so long as any of the Notes are outstanding:

Section 11.1    Compliance with Laws. Each of the Transaction Entities will, and will cause their subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which it is subject and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 11.2    Payment of Taxes and Claims. Each of the Transaction Entities will file all federal and other material tax returns required to be filed in any jurisdiction and pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on it or any of its properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that the Transaction Entities need not pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Transaction Entities on a timely basis in good faith and in appropriate proceedings, and the Transaction Entities have established adequate reserves therefor in accordance with GAAP on the books of the Transaction Entities or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 11.3    Corporate Existence, Etc. Subject to Section 12.1, the Transaction Entities will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate or limited partnership, as applicable, existence in accordance with its organization documents (as the same may be amended from time to time); provided that the Transaction Entities will not be required to preserve any such existence if the Transaction Entities in good faith determine that the preservation thereof is no longer desirable in the conduct of the business of the Transaction Entities, taken as a whole and the lack of preservation thereof would not, individually or in the aggregate, have a Material Adverse Effect.

Section 11.4    Use of Proceeds.

(a)    The proceeds from the Notes shall be used by the Transaction Entities to repay the existing 7.50% Senior Unsecured Notes due 2025 of the Operating Partnership, pay a structuring fee to Jones Lang LaSalle, Incorporated and for general corporate purposes.

Section 11.5    Real Estate Investment Trust. The Company will use its best efforts to continue to be operated and organized in conformity with the requirements for qualification and taxation as a REIT under the Code for the fiscal year ending December 31, 2025 and all subsequent taxable years, unless the Company determines in good faith that it is no longer in the best interests of the Company or the Company’s stockholders to maintain the Company’s qualification as a REIT under the Code.

Section 11.6    Change of Control Offer.

(a)    Upon the occurrence of a Change of Control Repurchase Event, each Holder shall have the right to require the Operating Partnership to purchase all or any part (in a minimum principal amount of $2,000 and integral multiples of $1,000 in excess thereof) of the Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the Change of Control Payment Date; provided, however, that if such date of purchase is after a Record Date but before the relevant interest payment date, the accrued and unpaid interest shall be payable to the Person in whose name the repurchased Notes are registered on such Record Date. Notwithstanding the foregoing, the Operating Partnership shall have no obligation to repurchase any Notes pursuant to this Section 11.6 to the extent that the Operating Partnership shall have exercised its right to redeem the Notes pursuant to Section 9.

(b)    Within 60 days following any Change of Control Repurchase Event, or, at the Operating Partnership’s option, prior to any Change of Control Repurchase Event but after the public announcement of a Change of Control Repurchase Event, except to the extent that the Operating Partnership shall have exercised its right to redeem the Notes pursuant to Section 9, the Operating Partnership shall send a notice (a “Change of Control Offer”) to each Holder, which notice will govern the terms of the Change of Control Offer, stating:

(i)    that a Change of Control Repurchase Event has occurred (or may occur) and that such Holder has (or, if a Change of Control Repurchase Event has not been consummated, may have) the right to require the Operating Partnership to purchase such Holder’s Notes at a purchase price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the date of purchase (subject to the right of Holders of record on the relevant Record Date to receive interest on the relevant interest payment date as provided in Section 11.6(a));

(ii)    the circumstances regarding such Change of Control Repurchase Event;

(iii)    the purchase date (which shall be (i) no earlier than 30 days nor later than 60 days from the date such notice is sent, if sent after a Change of Control Repurchase Event and (ii) on the date of a Change of Control Repurchase Event, if such notice is sent prior to consummation of the Change of Control, in each case, other than as may be required by law) (such date, the “Change of Control Payment Date”); and

(iv)    the instructions that a Holder must follow in order to have its Notes purchased.

(c)    Holders electing to have Notes purchased pursuant to a Change of Control Offer must surrender their Notes, in accordance with the instructions included in such notice, to the Operating Partnership, prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

(d)    On the Change of Control Payment Date, all Notes purchased by the Operating Partnership under this Section 11.6 shall be cancelled and the Operating Partnership shall pay the purchase price plus accrued and unpaid interest, if any, to the Holders entitled thereto.

(e)    The Operating Partnership may make a Change of Control Offer in advance of a Change of Control Repurchase Event and the Change of Control Payment Date, and its Change of Control Offer may be conditioned upon such Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control Repurchase Event at the time of making the Change of Control Offer.

(f)    The Operating Partnership shall have no obligation to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements of this Section 11.6 for such an offer made by the Operating Partnership, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

(g)    The Operating Partnership shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with this Section 11.6, the Operating Partnership shall comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations by virtue thereof.

(h)    If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw their Notes in a Change of Control Offer and the Operating Partnership, or any third party making a Change of Control Offer in lieu of the Operating Partnership, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Operating Partnership shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to such Change of Control Offer, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, up to, but excluding, the redemption date (subject to the right of Holders on the relevant Record Date to receive interest on the relevant interest payment date).

Section 11.7    Economic Sanctions, Etc. The Transaction Entities will not, and will not permit any of their respective subsidiaries to (a) engage in any dealings or transactions with or involving any individual or entity that is, at the time of such dealing or transaction, the subject or target of Sanctions or with any Sanctioned Jurisdiction or (b) lend, contribute or otherwise make available proceeds to any subsidiary, joint venture partner or other person or entity (i) to fund or facilitate any activities of or business with any person, or in any country or territory, that, at the time of such funding, is the subject or the target of Sanctions or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as underwriter, initial purchaser, advisor, investor or otherwise) of Sanctions.

Section 11.8    Use of Proceeds; Margin Regulations. The Transaction Entities will not, and will not permit any of their respective subsidiaries to:

(a)    Use the proceeds of the Securities (i) for any purpose other than as set forth in Section 11.4, (ii) in payment to any Person in violation of any Anti-Corruption Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any individual or entity that is, at the time of such transaction, the subject or target of Sanctions or with any Sanctioned Jurisdiction, or (iv) in any manner that would result in the violation of any Anti-Money Laundering Laws or Anti-Corruption Laws applicable to the Transaction Entities.

(b)    Use the proceeds of the Securities, whether directly or indirectly, and whether immediately, incidentally or ultimately for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220), and, without limiting the foregoing, at no time shall margin stock constitute more than 10% of the value of the assets of the Transaction Entities and their respective subsidiaries on a consolidated basis. As used in this Section 11.8, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

Section 11.9    Other Information. Each of the Transaction Entities shall furnish to the Purchaser, or any of its Affiliates, promptly, such additional financial and other information as Purchaser or any of its Affiliates and their respective auditors may from time to time reasonably request in connection with the Purchaser’s valuation of the Notes or the audit of Purchaser’s financial statements by its auditor. Purchaser and its Affiliates agree to keep confidential and not to trade in any securities of the Transaction Entities while in possession of material nonpublic information provided under this Section 11.9.

SECTION 12.	NEGATIVE COVENANTS.

The Transaction Entities covenant that so long as any of the Securities are outstanding:

Section 12.1    Fundamental Changes. Neither of the Transaction Entities may, in any transaction or series of related transactions, (i) consolidate with or merge into any Person or (ii) sell, assign, transfer, lease or otherwise convey all or substantially all of their respective assets (other than sales, leases, conveyances, assignments, transfers, pledges, financings or other dispositions of Securitization Assets, Repurchase Agreements Assets, Investments, or other securities or assets, in each case, in the ordinary course of business), determined on a consolidated basis, in one transaction or a series of related transactions, to any Person, in each case, unless:

(a)    in such transaction or transactions involving the Operating Partnership, either (1) the Operating Partnership shall be the continuing or surviving Person or (2) the successor Person (if other than the Operating Partnership) formed by or resulting from the consolidation or merger, or to which such assets shall have been sold, assigned, transferred, leased or otherwise conveyed, (i) is a corporation, limited liability company, partnership or other entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any territory thereof and (ii) expressly assumes the due and punctual performance and observance of every obligation of the Operating Partnership under the Notes;

(b)    in such transaction or transactions involving the Company, either (1) the Company shall be the continuing or surviving Person or (2) the successor Person (if other than the Company) formed by or resulting from the consolidation or merger, or to which such assets shall have been sold, assigned, transferred, leased or otherwise conveyed, (i) is a corporation, limited liability company, partnership or other entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia or any territory thereof and (ii) expressly assumes the due and punctual performance and observance of every obligation of the Company under the Guarantee;

(c)    immediately after giving effect to such transaction or transactions, no Default or Event of Default shall have occurred and be continuing; and the Purchasers shall have received an Officer’s Certificate and opinion of counsel from the Operating Partnership or the Company, as applicable, to the effect that all conditions precedent to such transaction or transactions have been satisfied.

For purposes of the foregoing, any sale, assignment, transfer, lease or other conveyance of all or any of the assets (other than sales, leases, conveyances, assignments, transfers, pledges, financings or other dispositions of Securitization Assets, Repurchase Agreements Assets, Investments, or other securities or assets, in each case, in the ordinary course of business) of one or more subsidiaries of the Operating Partnership to any Person other than to the Operating Partnership or another subsidiary of the Operating Partnership, whether directly or as part of a consolidation or merger, which, if such assets were owned by the Operating Partnership would constitute all or substantially all of the Operating Partnership’s assets on a consolidated basis, shall be deemed to be the conveyance of all or substantially all of the assets of the Operating Partnership. Notwithstanding the foregoing, any Subsidiary of the Operating Partnership may sell, lease, exchange or otherwise transfer all or substantially all of its assets to the Company or other subsidiaries of the Company and such sale, lease, exchange or other transfer shall not be deemed to be the transfer of all or substantially all of the assets of the Operating Partnership.

Sales, leases, conveyances, assignments, transfers, pledges, financings or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets in the ordinary course of business shall include, without limitation, any sales, leases, conveyances, assignments, transfers, pledges, financings or other dispositions of Securitization Assets, Repurchase Agreement Assets, Investments or other securities or assets (1) that are made (x) to any Securitization Entity for the purpose of enabling such Securitization Entity to securitize the assets so sold, assigned, transferred, leased, conveyed, pledged, financed or otherwise disposed of or enabling such Securitization Entity to issue Indebtedness secured by such assets or to enter into any Repurchase Agreements or Investments with respect to such assets or (y) to any Person pursuant to a Repurchase Agreement that is otherwise not expressly prohibited by this Agreement, under which such Person is a buyer of Repurchase Agreement Assets, and (2) that the Operating Partnership in good faith determines to be consistent with past practice of the Operating Partnership or any of its Subsidiaries or to reflect customary or accepted practice in the businesses, industries or markets in which the Company or any of its subsidiaries (including the Operating Partnership) operates or reasonably expects to operate or that reflect reasonable extensions, evolutions or developments of any of the foregoing (including, without limitation, by way of new transactions or structures), and as a result, none of the foregoing shall constitute a sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the Company’s or the Operating Partnership’s properties and assets, on a consolidated basis or otherwise, for purposes of this covenant.

If the Operating Partnership or the Company consolidate with or merge into any Person or sell, assign, transfer, lease or otherwise convey substantially all of its assets to any Person, in each case in accordance with this Agreement, the successor Person formed by or resulting from the consolidation or merger or to which such sale, assignment, transfer, lease or other conveyance of all or substantially all of the Operating Partnership’s or the Company’s properties and assets, as applicable, is made, will succeed to and be substituted for, and may exercise every right and power, of the Operating Partnership or the Company, as applicable, under this Agreement with the same effect as if such successor Person had been named as the Operating Partnership or the Company, as applicable, in this Agreement; and thereafter, except in the case of a lease, the Operating Partnership or the Company, as applicable, will be released from all obligations and covenants under this Agreement.

Section 12.2    Financial Covenants.

(a)    Net Debt to Equity Ratio. The Transaction Entities will not, and will not permit any of their subsidiaries to, directly or indirectly, create, incur, assume, guarantee, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of, (collectively, “incur”) any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness if on the date of such incurrence of Indebtedness after giving effect to the incurrence thereof, the Net Debt to Equity Ratio is greater than 3.5 to 1.0.

(b)    Limitations on Incurrence of Indebtedness. The Transaction Entities will not, and will not permit any of their subsidiaries to, directly or indirectly, incur any Indebtedness (including, without limitation, Acquired Indebtedness) other than Permitted Indebtedness. Notwithstanding the foregoing, if no Default or Event of Default will have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Transaction Entities or any of their subsidiaries may incur Indebtedness (including, without limitation, Acquired Indebtedness), in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is greater than 1.5 to 1.0.

(c)    Maintenance of Consolidated Unencumbered Assets. The Transaction Entities will maintain Total Unencumbered Assets of not less than 150% of the aggregate outstanding principal amount of Unsecured Indebtedness.

(d)    Minimum Net Asset Value. The Transaction Entities will maintain, at all times after the Closing Date, a minimum Net Asset Value as of the close of business on the last day of each fiscal quarter, equal to or greater than $100,000,000.

SECTION 13.	COMPANY GUARANTEE.

(a)    Guarantee. The Company, in accordance with the terms hereof, irrespective of the validity and the legal effects of the Notes, irrespective of restrictions of any kind on the Operating Partnership’s performance of its obligations under the Notes, and waiving all rights of objection and defense arising from the Notes, hereby irrevocably and unconditionally guarantees (the “Guarantee”) to the Holders, the due and punctual payment of principal, premium (if any), and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Notes) from time to time payable by the Operating Partnership in respect of the Notes as and when the same shall become due, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise, and accordingly undertakes to pay such Holder, in the manner and the currency set forth in the terms and conditions of the Notes, any amount or amounts which the Operating Partnership is at any time liable to pay in respect of such Notes and which the Operating Partnership has failed to pay, including amounts that become due in advance of their stated maturity as a result of acceleration. Any diligence, presentment, demand, protest or notice, whether in relation to the Company, the Operating Partnership, or any other person, from a Holder, in respect of any of the Company’s obligations under the Guarantee is hereby waived.

(b)    Status. The obligations of the Company under the Guarantee constitute direct, unsecured and unsubordinated obligations of the Company and the Company undertakes that its obligations hereunder will rank pari passu with all other present or future direct, unsecured and unsubordinated obligations of the Company.

(c)    Duration. The Company’s Guarantee is a guarantee of payment and not merely of collection and it shall continue in full force and effect by way of continuing security until all principal, premium (if any) and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Notes) have been paid in full and all other actual or contingent obligations of the Operating Partnership in relation to the Notes or under this Agreement have been satisfied in full. Notwithstanding the foregoing, if any payment received by any Holder is, on the subsequent bankruptcy or insolvency of the Operating Partnership, avoided under any applicable laws, including, among others, laws relating to bankruptcy or insolvency, such payment will not be considered as having discharged or diminished the liability of the Company under the Guarantee will continue to apply as if such payment had at all times remained owing by the Operating Partnership.

(d)    Exercise of Rights; Subrogation; Claims against the Operating Partnership. Until all principal, premium (if any) and interest and all other monies payable by the Operating Partnership in respect of any Notes shall be paid in full, (i) no right of the Company, by reason of the performance of any of its obligations under the Guarantee, to be indemnified by the Operating Partnership or to take the benefit of or enforce any security or other guarantee or indemnity against the Operating Partnership in connection with the Notes shall be exercised or enforced and (ii) the Company shall not (a) by virtue of the Guarantee or any other reason be subrogated to any rights of any Holder or (b) claim in competition with the Holders against the Operating Partnership. If the Company receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Holders by the Operating Partnership under or in connection with the Notes to be paid in full on behalf and for the benefit of the Holders and shall promptly pay or transfer the same to the Holders as they may direct to the extent such amount shall be due and unpaid by the Operating Partnership to the Holders.

(e)    If a provision of this Section 13 with respect to the Guarantee is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect the validity or enforceability in that jurisdiction or in any other jurisdiction of any other provision of the Guarantee.

SECTION 14.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a)    the Operating Partnership defaults in the payment of any principal or premium, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b)    the Operating Partnership defaults in the payment of any interest on any Note when the same becomes due and payable and such default continues for 30 days; or

(c)    the Operating Partnership defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 14(a) and (b) and, solely with respect to the requirement to provide financials with an opinion thereon of independent public accountants without a “going concern” or similar qualification or exception, Section 8.1(b)) and such default is not remedied (or a waiver of such default is not obtained) within 60 days after the Transaction Entities receive written notice of such default from Holders holding at least 25% in aggregate principal amount of the Notes then-outstanding (any such written notice to specify the default and require it to be remedied and to be identified as a “notice of default” and to refer specifically to this Section 14(c)); or

(d)    a default under any bond, note, debenture or other evidence of Indebtedness for borrowed money of or guaranteed by the Transaction Entities or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for borrowed money of or guaranteed by the Transaction Entities that results in the acceleration of such Indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000 or which constitutes a failure to pay when due (after expiration of any applicable grace period) such Indebtedness for borrowed money in an aggregate principal amount exceeding $50,000,000, but only if such Indebtedness for borrowed money is not discharged or such acceleration is not rescinded or annulled within 60 days after written notice, given by the Holders of at least 25% in aggregate principal amount of the Notes then-outstanding; or

(e)    any representation or warranty made in writing by or on behalf of the Transaction Entities or by any officer of the Transaction Entities in this Agreement proves to have been false or incorrect in any material respect on the date as of which it was made; or

(f)    the Transaction Entities (i) are generally not paying, or admit in writing their inability to pay, their debts as they become due, (ii) file, or consent by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) make an assignment for the benefit of its creditors, (iv) consent to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Transaction Entities or with respect to any substantial part of their property, or (v) takes corporate action for the purpose of any of the foregoing; or

(g)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent of either of the Transaction Entities, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of either of the Transaction Entities, or any such petition shall be filed against either of the Transaction Entities and such petition shall not be dismissed within 90 days; or

(h)    one or more final judgments or orders for the payment of money aggregating in excess of $50,000,000 are rendered against either of the Transaction Entities and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay.

SECTION 15.	REMEDIES ON DEFAULT, ETC.

Section 15.1    Acceleration. If an Event of Default with respect to the Notes occurs and is continuing (other than an Event of Default set forth in Sections 14(a), (b), (f), (g) or (h)), then Holders of not less than 25% of the aggregate principal amount of Notes then-outstanding may declare the principal of the Notes, and accrued and unpaid interest, if any, thereon to be due and payable immediately, by a written notice to the Company, and upon any such declaration such principal and such accrued and unpaid interest shall become immediately due and payable. If any Event of Default described in Sections 14(a) or (b) has occurred and is continuing, any Holder or Holders at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable. If an Event of Default under Sections 14(f), (g) or (h) with respect to the Transaction Entities occurs and is continuing, then the principal of all the Notes, and accrued and unpaid interest, if any, thereon shall be automatically due and payable.

Upon any Notes becoming due and payable under this Section 15.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) shall be due and payable without presentment, demand, protest or further notice, all of which are hereby waived.

Section 15.2    Other Remedies. If any Event of Default has occurred and is continuing, and the Notes have been declared immediately due and payable under Section 15.1, the Holders of not less than 50% of the aggregate principal amount of Notes then-outstanding may proceed to protect and enforce the rights of the Holders by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

Section 15.3    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 15.1, the Holders of not less than 50% of the aggregate principal amount of Notes then-outstanding, by written notice to the Transaction Entities, may rescind and annul any such declaration and its consequences if (a) the Operating Partnership has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Operating Partnership nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 20, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 15.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

Section 15.4    No Waivers or Election of Remedies. No course of dealing and no delay on the part of any Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or any Note upon any Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise.

Section 15.5    Unconditional Rights of Holders to Receive Principal and Interest. Notwithstanding any other provisions in this Agreement, any Holder shall have the right, which is absolute and unconditional, (a) to receive payment of the principal of, and interest on, such Note on or after the respective due dates thereof expressed in such Note or in this Agreement and (b) to institute suit for the enforcement of any such payment, and such right shall not be impaired without the consent of such Holder.

Section 15.6    Rights and Remedies Cumulative. No right or remedy herein conferred by this Agreement or any Note to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 15.7    Waiver of Stay or Extension Laws. The Transaction Entities covenant (to the extent that they may lawfully do so) that they will not at any time insist upon, or plead or in any manner whatsoever, claim or take the benefit or advantage of, any stay or extension law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Agreement; and the Transaction Entities (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law.

Section 15.8    Expenses, Etc. The Transaction Entities will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 15, including reasonable and documented attorneys’ fees, expenses and disbursements.

SECTION 16.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

Section 16.1    Form of Notes. All Notes shall be in substantially the form set out in Schedule 1.1 and may have such appropriate insertions, omissions, variations or substitutions as are required or permitted by, and not inconsistent with, this Agreement, and may also have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with any applicable law or with any applicable rules or regulations made pursuant thereto or with the rules or regulations of any securities exchange or governmental agency or as may, consistently herewith, be determined by a Responsible Officer of the Operating Partnership executing such Notes, as evidenced by their execution thereof.

Section 16.2    Authentication and Delivery.

(a)    All Notes shall be issued in definitive form and delivered in accordance with the terms of the Note Documents, including this Agreement and the Notes.

(b)    Each Note shall bear an original issue date which shall remain the same for each Note subsequently issued upon transfer, exchange or substitution of such original Note regardless of the date of issuance of any such subsequently issued Note.

Section 16.3    Transfer and Exchange of Notes.

(a)    Any Holder or a Purchaser may assign to one or more assignees (other than a Competitor) (an “Assignee”) all or a portion of its rights and obligations under its Note and/or under this Agreement, with the prior written consent of the Transaction Entities (such consent not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 14(a) or (b) exists and is continuing. In connection with any such assignment, each Assignee shall be deemed to have represented to the Transaction Entities that it is not a Competitor and to have made to the Transaction Entities the representations set forth in Section 7 hereof.

(b)    Upon receipt by the Transaction Entities of a Note submitted for transfer, the Operating Partnership will execute, one or more new Notes of like tenor and terms in an aggregate principal amount equal to the principal amount of the Note presented for transfer in accordance with the transfer instructions accompanying same. No service charge (other than any cost of delivery) shall be imposed by the Transaction Entities for any exchange or registration of transfer of a Note but the Transaction Entities may require the payment of a sum sufficient to cover any stamp or other tax or governmental charge that may be imposed in connection therewith or presentation of evidence that such tax or charge has been paid. Notwithstanding anything to the contrary set forth herein, no registration or transfer shall be made on or after the 15th day immediately preceding the Maturity Date.

(c)    The Transaction Entities shall not have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Note Documents, including this Agreement, or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by, the terms of this Agreement and to examine the same to determine substantial compliance as to form with the express requirements hereof. Transfers must be in compliance with applicable securities laws and regulations and the Transaction Entities may require an opinion of counsel in connection with the transfer of any Note.

Section 16.4    Mutilated, Stolen or Destroyed Notes. In case a Note shall at any time become mutilated, destroyed, lost or stolen and such Note or evidence satisfactory to the Transaction Entities of the loss, theft, or destruction thereof (together with indemnity satisfactory to the Transaction Entities and such other documents of proof as may be required by them) shall be delivered to the Transaction Entities, a new Note of like tenor will be issued by the Operating Partnership in exchange for the Note so mutilated, or in lieu of the Note so destroyed or lost or stolen. All expenses and reasonable charges associated with procuring the indemnity referred to above and with the preparation, authentication and delivery of a new Note shall be borne by the Holder of the Note so mutilated, destroyed, lost or stolen. If any Note which has matured or is about to mature shall become mutilated, destroyed, lost or stolen, the Operating Partnership may, instead of issuing a substitute Note, pay (without surrender thereof except in the case of a mutilated Note) upon compliance by the Holder thereof with the provisions of this Section 16.4 (including delivery of an indemnity satisfactory to the Transaction Entities and such other documents of proof as may be required by them).

SECTION 17.	PAYMENTS ON NOTES.

Section 17.1    Place of Payment. Payment of the principal and interest payable on the Maturity Date or the Optional Redemption Date, if any, will be made by wire transfer in immediately available funds to a bank account in the United States designated by each Holder, upon presentation and surrender of the Notes at the office of the Operating Partnership or at such other place or places as the Operating Partnership shall designate by notice to the Holder of any Note, provided that the Notes are presented to the Operating Partnership in time for the Operating Partnership to make such payments in such funds in accordance with its normal procedures.

Section 17.2    Interest Payments Due on the Notes. Notwithstanding anything to the contrary contained in this Agreement or the other Note Documents, any payment of interest shall be payable to the Holder of any Note in whose name such Note is registered at the close of business on the fifteenth (15th) calendar day prior to the applicable interest payment date (a “Record Date”).

Section 17.3    Payment by Wire Transfer. Payments (other than on the Maturity Date or an Optional Redemption Date, if any) shall be made by wire transfer in immediately available funds to a bank account in the United States designated by each Holder in a written notice received by the Company not later than the applicable Record Date (as defined below). Interest and principal payable on any payment date (other than on the Maturity Date or an Optional Redemption Date, if any) shall be payable to the Holder of any Note in whose name such Note is registered at the close of business on the Record Date.

Section 17.4    Tax Information. By acceptance of any Note, the Holder agrees that such Holder will with reasonable promptness duly complete and deliver to the Transaction Entities, or to such other Person as may be reasonably requested by the Transaction Entities, from time to time (a) any forms, documents, or certifications as may be reasonably required for the Transaction Entities to satisfy any information reporting or withholding tax obligations with respect to any payments under this Agreement, (b) in the case of any such Holder that is a United States Person, such Holder’s United States tax identification number or other forms reasonably requested by the Transaction Entities necessary to establish such Holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (c) in the case of any such Holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Transaction Entities to comply with its obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such Holder. Nothing in this Section 17.4 shall require any Holder to provide information that is confidential or proprietary to such Holder unless the Transaction Entities are required to obtain such information under FATCA and, in such event, the Transaction Entities shall treat any such information it receives as confidential. For purposes of this Section 17.4, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

SECTION 18.	INDEMNIFICATION

Section 18.1    Indemnification. The Transaction Entities will hold each Holder (each, an “Indemnitee”) harmless from any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Holders of the Notes, taken as a whole) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Securities by the Transaction Entities, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Indemnitee or any of its Affiliates or (y) a claim between any Purchaser or Holder, on the one hand, and any other Purchaser or Holder, on the other hand (other than claims arising out of any act or omission by the Transaction Entities and/or their Affiliates). Notwithstanding anything to the contrary, the Transaction Entities shall not be liable to any Indemnitee for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Note.

Section 18.2    Survival. The obligations of the Transaction Entities under this Section 18 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement or the Notes, and the termination of this Agreement.

SECTION 19.	ENTIRE AGREEMENT.

The Agreement and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Transaction Entities and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 20.	AMENDMENT AND WAIVER.

Section 20.1    Requirements. This Agreement and the Securities may be amended, and the observance of any term hereof or of the Securities may be waived (either retroactively or prospectively), only with the written consent of the Transaction Entities and Holders of 50% of the aggregate principal amount of the Notes then-outstanding, except that:

(a)    no amendment or waiver of any of Sections 1, 2, 3, Section 4 or 7 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;

(b)    no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 15 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest on the Notes, (ii) change the percentage of the principal amount of the Notes the Holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 14, 15, 20 or 22.

Section 20.2    Solicitation of Holders.

(a)    Solicitation. The Transaction Entities will provide each Holder with sufficient information, sufficiently far in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Securities. The Transaction Entities will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 20 to each Holder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the Holders of 50% of the aggregate principal amount of the Notes then-outstanding.

(b)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 20 by a Holder that has transferred or has agreed to transfer its Note to (i) either of the Transaction Entities, (ii) any subsidiary or any other Affiliate of the Transaction Entities or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with either of the Transaction Entities and/or any of their respective subsidiaries and Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such Holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other Holders of Securities that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.

Section 20.3    Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 20 applies equally to all Holders and is binding upon them and upon each future Holder and upon the Transaction Entities without regard to whether any Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Transaction Entities and any Holder and no delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such Note.

Section 20.4    Notes Held by Transaction Entities, Etc. Solely for the purpose of determining whether the Holders of the requisite percentage of the aggregate principal amount of Notes then-outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or the Notes to be taken upon the direction of the Holders of a specified percentage of the aggregate principal amount of Notes then-outstanding, Notes directly or indirectly owned by the Transaction Entities and/or any their respective subsidiaries and Affiliates shall be deemed not to be outstanding.

SECTION 21.	NOTICES.

Except to the extent otherwise provided in Section 8.3, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), (c) by an internationally recognized overnight delivery service (charges prepaid), or (d) by e-mail, provided, that upon request of any Holder to receive paper copies of such notices or communications, the Transaction Entities will promptly deliver such paper copies to such Holder:

(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in such Purchaser’s signature page to this Agreement, or at such other address as such Purchaser or nominee shall have specified to the Transaction Entities in writing,

(ii)    if to any other Holder, to such Holder at such address provided to the Operating Partnership, or

(iii)    if to either of the Transaction Entities, to the Company at its address set forth on the first page of this Agreement to the attention of Legal Department, Real Estate (NREF) (email: legal@nexpoint.com and prichards@nexpoint.com) with a copy, which will not constitute notice, to Winston & Strawn LLP (email: chaag@winston.com and jreinus@winston.com) at 2121 North Pearl Street, Suite 900, Dallas, Texas 75201, Attention: Charles T. Haag and Justin Reinus, or at such other address as the Transaction Entities shall have specified to any Holder in writing.

Notices under this Section 21 will be deemed given only when actually received.

SECTION 22.	MISCELLANEOUS.

Section 22.1    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent Holder of a Note) whether so expressed or not, except that, subject to Section 12.1, the Transaction Entities may not assign or otherwise transfer any of its rights or obligations hereunder or under the Securities without the prior written consent of Holders of at least 50% of the Notes then-outstanding. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Section 22.2    Accounting Terms.

(a)    All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP.

(b)    If the Transaction Entities notify a Holder that the Transaction Entities request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if a Holder notifies the Transaction Entities that the Holders of at least 50% of the Notes then-outstanding request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 22.3    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

Section 22.4    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 16, (b) subject to Section 22.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

Section 22.5    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

Section 22.6    Governing Law. This Agreement and the Notes shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York.

Section 22.7    Jurisdiction and Process; Waiver of Jury Trial.

(a)    The parties hereto irrevocably submit to the non-exclusive jurisdiction of any New York State or federal court, in each case, sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b)    The parties hereto agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

(c)    The parties hereto consent to process being served in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered, certified, priority or express mail (or any substantially similar form of mail), postage prepaid, return receipt or delivery confirmation requested, at the address specified in Section 21 or at such other address pursuant to said Section. The parties hereto agree that such service upon receipt (i) shall be deemed in every respect effective service of process upon them in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Section 22.8    ORIGINAL ISSUE DISCOUNT. THE NOTE OR NOTES ISSUED PURSUANT TO THIS AGREEMENT MAY HAVE BEEN ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. IF THE NOTES HAVE BEEN ISSUED WITH OID, A LEGEND WILL BE PLACED ON THE NOTES TO THE EFFECT THAT THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY OF A NOTE MAY BE OBTAINED BY WRITING TO THE ISSUER AT NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P., 300 CRESCENT COURT, SUITE 700, DALLAS, TEXAS 75201, ATTN.: CHIEF FINANCIAL OFFICER.

If you are in agreement with the foregoing, please sign this Agreement and return it to the Transaction Entities, whereupon this Agreement shall become a binding agreement between you and the Transaction Entities.

Very truly yours,

NEXPOINT REAL ESTATE FINANCE OPERATING

PARTNERSHIP, L.P.

By: /s/ Paul Richards

Name: Paul Richards

Title: Chief Financial Officer, Executive Vice

President-Finance, Secretary and Treasurer

NEXPOINT REAL ESTATE FINANCE, INC.

By: /s/ Paul Richards

Name: Paul Richards

Title: Chief Financial Officer, Executive Vice

President-Finance, Assistant Secretary and Treasurer

NEXPOINT REAL ESTATE ADVISORS VII, L.P.

By: /s/ Paul Richards

Name: Paul Richards

Title: Chief Financial Officer, Executive Vice

President-Finance, Secretary and Treasurer

NexPoint Real Estate Finance Operating Partnership, L.P. 7.875% Senior Unsecured Notes due 2026

Signature Page to Note Purchase Agreement

IN WITNESS WHEREOF, the Purchaser has caused this Agreement to be executed by its duly authorized representative as of the date first above written.

PURCHASERS:

BLUEROCK TOTAL INCOME+ REAL ESTATE FUND

By: /s/ Jordan Ruddy

Name: Jordan Ruddy

Title: President

Address of Purchaser:

919 Third Ave, 40th Floor

New York, NY 10022

Email:

Principal Amount of Purchased Note: $36,500,000

THE OHIO STATE LIFE INSURANCE COMPANY

By: /s/ Bradford Heiss

Name: Bradford Heiss

Title: EVP & CIO

Address of Purchaser:

300 Crescent Court, Suite 700

Dallas, Texas 75201

Email:

Principal Amount of Purchased Note: $8,500,000

NexPoint Real Estate Finance Operating Partnership, L.P. 7.875% Senior Unsecured Notes due 2026

Signature Page to Note Purchase Agreement

Schedule A

Defined Terms

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Acquired Indebtedness” means Indebtedness of a Person or any of its subsidiaries existing at the time such Person becomes a subsidiary of the Company or at the time it merges or consolidates with the Company or any of its subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case whether or not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a subsidiary of the Company or such acquisition, merger or consolidation.

“Affiliate” means, with respect to any Person, any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” (together with the correlative meanings of “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities or other beneficial interests, by contract, or otherwise.

“Agreement” is defined in the first paragraph of this Agreement.

“Anti-Corruption Laws” is defined in Section 5.6(d).

“Anti-Money Laundering Laws” is defined in Section 5.6(b).

“Asset Acquisition” means: (1) an Investment by either of the Transaction Entities or any subsidiary of the Transaction Entities in any other Person pursuant to which such Person shall become a subsidiary of the Company or any subsidiary of the Company, or shall be merged with or into the Company or any subsidiary of the Company; or (2) the acquisition by the Company or any subsidiary of the Company of the assets of any Person (other than a subsidiary of the Company) that constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Assignee” is defined in Section 16.3.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in New York, New York, are authorized or obligated by law, regulation or executive order to close.

“Capital Stock” means, with respect to any entity, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting), including partnership or limited liability company interests, whether general or limited, in the equity of such entity (including without limitation all warrants, options, derivative instruments, or rights of subscription or conversion relating to or affecting Capital Stock), whether outstanding on the Issue Date or issued thereafter.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“cash” means any immediately available funds in Dollars.

Schedule A

“Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States or any state thereof having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) demand deposit accounts maintained with any bank organized under the laws of the United States or any state thereof so long as the amount maintained with any individual bank is less than or equal to $250,000 and is insured by the Federal Deposit Insurance Corporation, and (f) investments in money market funds or mutual funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (e) above.

“Change of Control Offer” is defined in Section 11.6(b).

“Change of Control Payment Date” is defined in Section 11.6(b).

“Change of Control Repurchase Event” means (1) the acquisition by any Person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, other than a Permitted Holder, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions, of Capital Stock entitling that Person to exercise more than 50% of the total voting power of all the Capital Stock entitled to vote generally in the election of the Company’s directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (2) following the closing of any transaction referred to in subsection (1), neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts representing such securities) listed on the NYSE, or the NYSE American, or the Nasdaq Stock Market, or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or the Nasdaq Stock Market.

“Closing” is defined in Section 3.

“Closing Date” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common OP Units” means the Class A Common OP Units, the Class B Common OP Units and the Class C Common OP Units in the Operating Partnership.

“Common Stock” means shares of common stock, $0.01 par value per share, of the Company.

“Company” is defined in the first paragraph of this Agreement.

“Competitor” means (a) any Person who is not an Affiliate of the Company or any of its subsidiaries and who engages (or whose Affiliate engages), as its primary business, in the same or similar business as a material business of the Company or any of its subsidiaries or (b) any Affiliate of any of the foregoing.

Schedule A

“Consolidated EBITDA” means, with respect to any Person, for any period, the sum, without duplication, of (i) Consolidated Net Income; and (ii) to the extent Consolidated Net Income has been reduced thereby: (a) all income taxes of such Person and its subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets); (b) Consolidated Interest Expense; (c) depreciation, depletion and amortization of such Person and its subsidiaries; and (d) any “mark to market” gains or losses recognized in accordance with GAAP of such Person and its subsidiaries, all as determined on a consolidated basis for such Person and its subsidiaries in accordance with GAAP.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Consolidated EBITDA of such Person during the four full fiscal quarters, or the “Four Quarter Period,” ending prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio for which financial statements are available, or the “Transaction Date,” to Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated EBITDA” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis for the period of such calculation to:

1)

the incurrence or repayment of any Indebtedness of such Person or any of its subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four Quarter Period; and

2)

any asset sales or other dispositions or any asset originations, asset purchases, Investments and Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of such Person or one of its subsidiaries (including any Person who becomes a subsidiary as a result of the Asset Acquisition) incurring, assuming or otherwise being liable for Acquired Indebtedness and also including any Consolidated EBITDA (including any pro forma expense and cost reductions calculated on a basis consistent with Regulation S-X under the Exchange Act) attributable to the assets which are originated or purchased, the Investments that are made and the assets that are the subject of the Asset Acquisition or asset sale or other disposition during the Four Quarter Period) occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such asset sale or other disposition or asset origination, asset purchase, Investment or Asset Acquisition (including the incurrence, assumption or liability for any such Acquired Indebtedness) occurred on the first day of the Four Quarter Period. If such Person or any of its subsidiaries directly or indirectly guarantees Indebtedness of a third Person, the preceding sentence shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or any subsidiary of such Person had directly incurred or otherwise assumed such guaranteed Indebtedness.

Schedule A

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

1)	Consolidated Interest Expense; plus

2)	the amount of all dividend payments on any series of Preferred Stock of such Person (other than dividends paid in Qualified Capital Stock) paid during such period.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

1)

the aggregate of the interest expense of such Person and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation: (a) any amortization of debt discount; (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

2)

to the extent not already included in clause (1), the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its subsidiaries before the payment of dividends on Preferred Stock for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom:

1)	after-tax gains and losses from asset sales or abandonments or reserves relating thereto (including gains and losses from the sale of corporate tenant lease assets);

2)	after-tax items classified as extraordinary gains or losses and direct impairment charges or the reversal of such charges on the Company’s assets;

3)

the net income (but not loss) of any subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that subsidiary of that income is restricted by a contract, operation of law or otherwise;

4)	the net income or loss of any other Person, other than a Consolidated Subsidiary of the referent Person, except:

a. to the extent (in the case of net income) of cash dividends or distributions paid to the referent Person, or to a Consolidated Subsidiary of the referent Person (other than a subsidiary described in clause (3) above), by such other Person; or

b. that the referent Person’s share of any net income or loss of such other Person under the equity method of accounting for Affiliates shall not be excluded;

5)	any restoration to income of any contingency reserve of an extraordinary, nonrecurring or unusual nature;

Schedule A

6)

income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued, but not including revenues, expenses, gains and losses relating to real estate properties sold or held for sale, even if they were classified as attributable to discontinued operations under the provisions of ASC 205-20); and

7)

in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Subsidiary” means, with respect to any Person, a subsidiary of such Person, the financial statements of which are consolidated with the financial statements of such Person in accordance with GAAP.

“Debt Facilities” means, with respect to the Transaction Entities or any of their subsidiaries, one or more debt facilities, including the Existing Credit Agreements, or other financing arrangements (including, without limitation, indentures and Repurchase Agreements) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures or credit facilities or other financing arrangements that replace, refund, supplement or Refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental or refinancing facility, arrangement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuances is permitted under Section 12.2) or adds subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders.

“Debt Repayment Triggering Event” is defined in Section 5.5(a).

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means 2.00% per annum above the rate of interest on the Notes then in effect.

“Disqualified Capital Stock” means that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that any Capital Stock that, by its terms is redeemable at the sole option of the holder thereof and any such redemption price is, at the sole option of the issuer of such Capital Stock payable in Capital Stock that is not Disqualified Capital Stock, shall not be deemed to be Disqualified Capital Stock. For the avoidance of doubt, the Series A Preferred Stock and the Series B Preferred Stock are not Disqualified Capital Stock.

“Dollars” or “$” refers to lawful money of the United States of America.

“Environmental Laws” is defined in Section 5.6(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

Schedule A

“Event of Default” is defined in Section 14.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Existing Credit Agreements” means: the Freddie Mac Credit Facilities, the Loan Agreement, dated as of April 29, 2024, by and between the Operating Partnership, as borrower, and NexBank, as lender, the Loan Agreement, dated as of May 20, 2024, between the Operating Partnership, as borrower, and Raymond James Bank, as lender, that certain Convertible Promissory Note, dated as of October 18, 2022, issued by NREF OP IV REIT Sub, LLC to NFRO REIT Sub, LLC and agreements for real estate mortgage loans secured by real property held by the Transaction Entities and their respective subsidiaries, in each case, with the related documents thereto (including, without limitation, any security documents) and as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted by Section 12.2) or adding subsidiaries of the Transaction Entities as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code.

“First Closing Date” is defined in Section 3.

“Foreign Corrupt Practices Act” is defined in Section 5.6(d).

“Freddie Mac Credit Facilities” is defined in Section 5.10(b).

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“General Partner” means NexPoint Real Estate Finance OP GP, LLC, as the sole general partner of the Operating Partnership.

“Governmental Authority” means the government of the United States of America, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Guarantee” has the meaning set forth in Section 13(a).

“Holder” means, with respect to any Note, the Person in whose name such Note is issued.

“Indebtedness” means, for any Person at any date, without duplication, (a) all then-outstanding indebtedness of such Person for borrowed money (whether by loan or the issuance and sale of debt securities) or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (b) any other then-outstanding indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (c) all then-outstanding obligations of such Person under financing leases, (d) all then- outstanding obligations of such Person in respect of letters of credit, acceptances or similar instruments issued or created for the account of such Person and (e) all then-outstanding liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof. For the avoidance of doubt, the indebtedness relating to “Bonds payable held in variable interest entities” that are not obligations of the Company, but are included on the Company’s balance sheet as required by GAAP will not be included in this definition.

Schedule A

“Intellectual Property” is defined in Section 5.14.

“Intercompany Indebtedness” means Indebtedness to which the only parties are any of the Operating Partnership, the Company and any Consolidated Subsidiary; provided, however, that with respect to any such Indebtedness of which the Operating Partnership or the Company is the borrower, such Indebtedness is subordinate in right of payment to the Notes.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investments” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee), or corporate tenant lease to or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences or Indebtedness issued by, any Person. “Investment” shall exclude extensions of trade credit by the Company and its subsidiaries on commercially reasonable terms in accordance with the Company’s or its subsidiaries’ normal trade practices, as the case may be.

“Issue Date” means October 10, 2025.

“IT Systems” is defined in Section 5.20.

“Lien” means any mortgage, lien, pledge, charge, security interest or similar encumbrance.

“Management Agreement” means that certain Management Agreement, dated February 6, 2020, between the Company and the Manager, as amended by Amendment No. 1 thereto, dated July 11, 2020 and by Amendment No. 2 thereto, dated November 3, 2021.

“Manager” is defined in the first paragraph of this Agreement.

“Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, properties, condition (financial or otherwise), assets, net worth or results of operations of the Transaction Entities and their respective subsidiaries, taken as a whole.

“Maturity Date” means October 10, 2026, as may be extended.

Schedule A

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Asset Value” means, as of the date of determination, the total value of the assets less the total value of the liabilities shown on the Company’s consolidated statement of assets, liabilities and equity on such date, as calculated and determined in accordance with GAAP.

“Net Debt to Equity Ratio” means as of any date of determination, the ratio of (a) the sum of (x) the aggregate principal amount of senior securities representing Indebtedness for borrowed money of the Transaction Entities and their Consolidated Subsidiaries (including under the Notes) as of such date, plus (y) the aggregate principal amount of any Indebtedness for borrowed money of Persons other than the Transaction Entities and their Consolidated Subsidiaries, which Indebtedness is subject to a guarantee as of such date by either of the Transaction Entities or any of their Consolidated Subsidiaries, less (z) all cash and Cash Equivalents of the Transaction Entities and their Consolidated Subsidiaries to (b) Stockholders’ Equity at the last day of the immediately preceding fiscal quarter. For the avoidance of doubt, the Indebtedness relating to “Bonds payable held in variable interest entities” that are not obligations of the Company, but are included on the Company’s balance sheet as required by GAAP will not be included in this calculation.

“Note Documents” means (a) this Agreement, (b) the Notes, (c) the Guarantee and (d) each other document or instrument now or hereafter executed and delivered by the Transaction Entities and/or Manager in connection with, pursuant to or relating to this Agreement.

“Notes” is defined in Section 1.

“NYSE” means the New York Stock Exchange.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company, the Operating Partnership or the Manager, as applicable, whose responsibilities extend to the subject matter of such certificate.

“Operating Partnership” is defined in the first paragraph of this Agreement.

“Optional Redemption Date” is defined in Section 9.1(b).

“Optional Redemption Notice” is defined in Section 9.1(b).

“OP Units” means, collectively the Common OP Units, the Series A Preferred Units and the Series B Preferred Units.

“Partnership Agreement” means that certain Second Amended and Restated Limited Partnership Agreement of the Operating Partnership, dated as of September 8, 2021, by and among the Operating Partnership, the General Partner, the Company and the other persons identified on Exhibit A thereto, as amended by the First Amendment to Second Amended and Restated Limited Partnership Agreement, dated November 2, 2023 and the Second Amendment to Second Amended and Restated Limited Partnership Agreement, dated October 1, 2025.

“Permitted Holder” means the Manager and its Affiliates.

“Permitted Indebtedness” means, without duplication, each of the following:

Schedule A

1)	Indebtedness under: (a) the Notes and (b) the existing 5.75% Senior Unsecured Notes due 2026 of the Company.

2)

(a) Indebtedness under Debt Facilities outstanding on the Issue Date and (b) Indebtedness incurred after the Issue Date pursuant to Debt Facilities in an aggregate principal amount at any time outstanding not to exceed the greater of (i) the maximum aggregate amount available under the Existing Credit Agreements as in effect on the Issue Date and (ii) an amount equal to (x) 35.0% of Total Assets less (y) all Secured Debt outstanding;

3)	other Indebtedness of the Company and its subsidiaries outstanding on the Issue Date (other than Indebtedness described in clauses (1), (2) and (11) of this definition);

4)

Interest Swap Obligations of the Company covering Indebtedness of the Company or any of its subsidiaries and Interest Swap Obligations of any subsidiary of the Company covering Indebtedness of such subsidiary; provided, however, that such Interest Swap Obligations are entered into to protect the Company and its subsidiaries from fluctuations in interest rates on Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

5)

Indebtedness of a subsidiary of a Transaction Entity to the respective Transaction Entity or to a Consolidated Subsidiary of the Transaction Entities for so long as such Indebtedness is held by the Transaction Entities or a Consolidated Subsidiary of the Transaction Entities;

6)

Indebtedness of the Transaction Entities to a Consolidated Subsidiary of the Transaction Entities for so long as such Indebtedness is held by a Consolidated Subsidiary of the Transaction Entities, in each case subject to no Lien; provided that: (a) any Indebtedness of the Transaction Entities to any Consolidated Subsidiary of the Transaction Entities is unsecured and subordinated, pursuant to a written agreement, to the Transaction Entities obligations under the Securities; and (b) if as of any date any Person other than a Consolidated Subsidiary of the Transaction Entities owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the Transaction Entities;

7)

Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two Business Days of incurrence;

8)

Indebtedness of the Transaction Entities or any of its subsidiaries represented by letters of credit for the account of the Transaction Entities or such subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements in the ordinary course of business;

9)	Refinancing Indebtedness;

10)

additional Indebtedness of the Company and its subsidiaries in an aggregate principal amount (which amount may, but need not, be incurred in whole or in part under the Existing Credit Agreements) not to exceed the greater of (i) $200.0 million and (ii) 3.0% of Total Assets at any time outstanding; and

Schedule A

11)	Indebtedness of a Consolidated Subsidiary of the Transaction Entities relating to property owned by such Consolidated Subsidiary.

For purposes of determining compliance with Section 12.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (11) above, the Transaction Entities shall, in their sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with Section 12.2. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness.

“Permitted Lien” means:

1)

Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings, provided any reserve or other appropriate provision as is required by GAAP has been made therefor; and

2)

Liens of a depository institution or broker-dealer arising solely by virtue of any contractual, statutory or common law provisions relating to broker’s Liens, banker’s Liens, rights of set-off or similar rights and remedies as to deposit or brokerage accounts or other funds maintained with such depository institution or broker-dealer.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Personal Data” is defined in Section 5.20.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” or “Purchasers” is defined in the first paragraph of this Agreement.

“Qualified Capital Stock” means Capital Stock other than Disqualified Capital Stock.

“Record Date” is defined in Section 17.2.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

Schedule A

“Refinancing Indebtedness” means any Refinancing by the Transaction Entities or any subsidiary of the Transaction Entities of Indebtedness incurred in accordance with Section 12.2 (other than pursuant to clauses (2), (4), (5), (6), (7), (8) or (10) of the definition of Permitted Indebtedness), in each case that does not:

1)

result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with such Refinancing); or

2)

create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (i) if such Indebtedness being Refinanced is Indebtedness of the Company, then such Refinancing Indebtedness shall be Indebtedness solely of the Company, and (ii) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“REIT” is defined in Section 5.11.

“Repurchase Agreement” means an agreement between the Transaction Entities and/or any of their respective Subsidiaries, as seller (in any such case, the “Repo Seller”), and one or more banks, other financial institutions and/or other investors, lenders or other Persons, as buyer (in any such case, the “Repo Buyer”), and any other parties thereto, under which the Transaction Entities and/or such subsidiary or subsidiaries, as the case may be, are permitted to finance the origination or acquisition of loans, Investments, Capital Stock, other securities, servicing rights and/or any other tangible or intangible property or assets and interests in any of the foregoing (collectively, “Applicable Assets”) by means of repurchase transactions pursuant to which the Repo Seller sells, on one or more occasions, Applicable Assets to the Repo Buyer with an obligation of the Repo Seller to repurchase such Applicable Assets on a date or dates and at a price or prices specified in or pursuant to such agreement, and which may also provide for payment by the Repo Seller of interest, fees, expenses, indemnification payments and other amounts, and any other similar agreement, instrument or arrangement, together with any and all existing and future documents related thereto (including, without limitation, any promissory notes, security agreements, intercreditor agreements, mortgages, other collateral documents and guarantees), in each case as the same may have been or may be amended, restated, amended and restated, supplemented, modified, renewed, extended, refunded, Refinanced, restructured or replaced in any manner (whether before, upon or after termination or otherwise) in whole or in part from time to time (including successive amendments, restatements, amendments and restatements, supplements, modifications, renewals, extensions, refundings, refinancings, restructurings or replacements of any of the foregoing), and whether or not with the original or other sellers, buyers, guarantors, agents, lenders, banks, financial institutions, investors or other parties.

“Repurchase Agreement Assets” means any Applicable Assets that are or may be sold by the Transaction Entities or any of their respective subsidiaries pursuant to a Repurchase Agreement.

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company, the Operating Partnership or the Manager, as applicable, with responsibility for the administration of the relevant portion of this Agreement.

Schedule A

“Sanctioned Jurisdiction” is defined in Section 5.6(e).

“Sanctions” is defined in Section 5.6(e). “Sanctioned” shall have correlative meaning.

“Sarbanes-Oxley Act” is defined in Section 5.15(a).

“SEC” means the Securities and Exchange Commission of the United States of America.

“SEC Filings” means, collectively, the Company’s filings filed with the SEC for the twelve months preceding the date hereof.

“Secured Debt” means, as of any date, that portion of principal amount of outstanding Indebtedness, excluding Intercompany Indebtedness, of the Transaction Entities and their Consolidated Subsidiaries as of that date that is secured by a Lien (other than a Permitted Lien).

“Securities” is defined in the first paragraph of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder from time to time in effect.

“Securitization” means a public or private transfer, sale or financing of servicing advances, mortgage loans, installment contracts, other loans, accounts receivable, real estate assets, mortgage receivables, real estate mortgage investment conduit regular interests, mortgage-backed securities and any other assets capable of being securitized (collectively, the “Securitization Assets”) by which the Transaction Entities or any of their respective subsidiaries directly or indirectly securitizes a pool of specified Securitization Assets including any such transaction involving the sale of any such assets to a Securitization Entity.

“Securitization Entity” means (i) any Person established for the purpose of issuing asset-backed or mortgage-backed or mortgage pass-through securities of any kind (including collateralized mortgage obligations and net interest margin securities) and (ii) any special purpose subsidiary established for the purpose of selling, depositing or contributing Securitization Assets into a Person described in clause (i) or holding securities in any related Securitization Entity, regardless of whether such person is an issuer of securities; provided that such special purpose Subsidiary described in this clause (ii) is not an obligor with respect to any Indebtedness of the Transaction Entities.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller.

“Series A Preferred Stock” means the Company’s 8.50% Series A Cumulative Redeemable Preferred Stock.

“Series A Preferred Units” means the Operating Partnership’s 8.50% Series A Cumulative Redeemable Preferred Units.

“Series B Preferred Stock” means the Company’s 9.00% Series B Cumulative Redeemable Preferred Stock.

“Series B Preferred Units” means the Operating Partnership’s 9.00% Series B Cumulative Redeemable Preferred Units.

Schedule A

“Stockholders’ Equity” means, at any date, the amount determined on a consolidated basis, without duplication, in accordance with GAAP, of total stockholders’ equity or net assets, as applicable, for the Company and its Consolidated Subsidiaries at such date, the redeemable noncontrolling interests in the Operating Partnership and the Series A Preferred Stock and the Series B Preferred Stock of the Company.

“Subsequent Closing” is defined in Section 3.

“Subsequent Closing Date” is defined in Section 3.

“S&P” means Standard and Poor’s, Financial Services LLC, a subsidiary of McGraw-Hill Financial, Inc. and any successor thereto.

“Total Assets” as of any date means the total assets of the Transaction Entities and their Consolidated Subsidiaries determined on a consolidated basis in accordance with GAAP, as shown on the most recent consolidated balance sheet of the Company, determined on a pro forma basis in a manner consistent with the pro forma adjustments contained in the definition of Consolidated Fixed Charge Coverage Ratio.

“Total Unencumbered Assets” as of any date means all of the assets (excluding intangibles) of the Transaction Entities and their subsidiaries that are not subject to a Lien (other than a Permitted Lien) securing Indebtedness, all on a consolidated basis for the Transaction Entities and their subsidiaries in accordance with GAAP.

“Transaction Entities” is defined in the first paragraph of this Agreement.

“United States Person” has the meaning set forth in Section 7701(a)(30) of the Code.

“Unsecured Indebtedness” means that portion of the outstanding principal amount of the Transaction Entities and their consolidated subsidiaries’ Indebtedness, excluding Intercompany Indebtedness, that is not Secured Debt.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (1) the then outstanding aggregate principal amount of such Indebtedness into; (2) the sum of the total of the product obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one- twelfth) which will elapse between such date and the making of such payment.

Schedule 1.1

Schedule 1.1

Form of Note

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND LAWS.

[THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY MAY BE OBTAINED BY WRITING TO THE ISSUER AT NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P., 300 CRESCENT COURT, SUITE 700, DALLAS, TEXAS 75201, ATTN.: CHIEF FINANCIAL OFFICER.]

[Form of Note]

NexPoint Real Estate Finance Operating Partnership, L.P., as Issuer

Fully and unconditionally guaranteed by

NexPoint Real Estate Finance, Inc., as Guarantor

7.875% Senior Unsecured Note Due 2026

No.	[Date]

$[●]

FOR VALUE RECEIVED, the undersigned, NEXPOINT REAL ESTATE FINANCE OPERATING PARTNERSHIP, L.P. (herein called the “Issuer”), a limited partnership organized and existing under the laws of the State of Delaware, hereby promises to pay to [_________] or registered assigns, the principal sum of [______] DOLLARS (or so much thereof as shall not have been prepaid) on October 10, 2026 (as may be extended, the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.875% per annum, from the date hereof, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2026, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance at a rate per annum from time to time equal to the Default Rate, payable semi-annually as aforesaid. The Maturity Date of this Note may be extended at the option of the Issuer in accordance with the Note Purchase Agreement.

Payments of principal of and interest on with respect to this Note are to be made in lawful money of the United States of America to the Holder or at such other place as the Issuer shall have designated by written notice to the Holder of this Note as provided in the Note Purchase Agreement.

This Note is one of a series of Senior Unsecured Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated October 10, 2025 (as from time to time amended, the “Note Purchase Agreement”), between the Issuer, NexPoint Real Estate Finance, Inc., a Maryland Corporation (the “Guarantor”), NexPoint Real Estate Advisors VII, L.P., a Delaware limited partnership, and the respective Purchasers named therein and is entitled to the benefits thereof. Each Holder will be deemed, by its acceptance hereof, to have made the representation set forth in Section 7 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

Schedule 1.1

Schedule 1.1

The Notes are subject to and entitled to the benefit of the Guarantee in accordance with Section 13 of the Note Purchase Agreement.

This Note is a registered Note, and, as provided in the Note Purchase Agreement, upon surrender of this Note to the Issuer for registration of transfer accompanied by a written instrument of transfer duly executed, by the Holder hereof or such Holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for transfer, the Issuer will treat the Person in whose name this Note is issued as the owner hereof for the purpose of receiving payment and for all other purposes, and the Issuer will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Issuer, the Guarantor and the Holder of this Note shall be governed by, the law of the State of New York.

ISSUER:

NEXPOINT REAL ESTATE FINANCE OPERATING

PARTNERSHIP, L.P.

By:

Name: Paul Richards

Title: Chief Financial Officer, Executive VP-

Finance, Secretary and Treasurer

Schedule 1.1

Schedule 1.1

[FORM OF NOTATION OF GUARANTEE]

For value received, the Guarantor has unconditionally guaranteed, to the extent set forth in the Note Purchase Agreement the due and punctual payment of principal, premium (if any), and interest (including any additional amounts required to be paid in accordance with the terms and conditions of the Notes) from time to time payable by the Operating Partnership in respect of the Notes as and when the same shall become due, whether at stated maturity, upon redemption or repayment, by acceleration or otherwise, and accordingly undertakes to pay such Holder, in the manner and the currency set forth in the terms and conditions of the Notes, any amount or amounts which the Operating Partnership is at any time liable to pay in respect of such Notes and which the Operating Partnership has failed to pay, including amounts that become due in advance of their stated maturity as a result of acceleration. The obligations of the Guarantor to the Holders of Notes pursuant to the Guarantee are expressly set forth Section 13 of the Note Purchase Agreement and reference is hereby made to the Note Purchase Agreement for the precise terms of the Guarantee. Each Holder of a Note, by accepting the same, agrees to and shall be bound by such provisions.

GUARANTOR:

NEXPOINT REAL ESTATE FINANCE, INC.

By:

Name: Paul Richards

Title: Chief Financial Officer, Executive VP-

Finance, Assistant Secretary and Treasurer

Schedule 1.1

Schedule 4.4

Legal Opinions

(Intentionally Omitted.)

Schedule 4.4